Exhibit 2


THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you should immediately seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent professional adviser authorised under the Financial Services Act 1986.

If you have sold or otherwise transferred all of your Shares in Britton Group plc, please pass this document, the accompanying Form of Acceptance and reply-paid envelope as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for onward transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into the United States, Canada, Australia or Japan.

Baring Brothers International Limited, which is regulated by The Securities and Futures Authority Limited, is acting for ACX
Technologies, Inc. and ACX (UK) Limited and no-one else in connection with the Offers and will not be responsible to anyone other than ACX Technologies, Inc. and ACX (UK) Limited for providing the protections afforded to customers of Baring Brothers International Limited or for giving advice in relation to the Offers.

DLJ Phoenix Securities Limited, which is regulated by The Securities and Futures Authority Limited, is acting for Britton Group plc and no-one else in connection with the Offers and will not be responsible to anyone other than Britton Group plc for providing the protections afforded to customers of DLJ Phoenix Securities Limited or for giving advice in relation to the Offers.

This document should be read in conjunction with the accompanying
Form of Acceptance.



                     Recommended Cash Offers

                               by

              Baring Brothers International Limited

                          on behalf of

                        ACX (UK) Limited

                  a wholly-owned subsidiary of

                     ACX Technologies, Inc.

                               for

                        Britton Group plc




Acceptances should be despatched as soon as possible and in any event so as to be received by Lloyds Bank Registrars by no later than 3.00 p.m. on 29th December, 1997. The procedure for acceptance is set out on pages 9 to 12 of this document and in the accompanying Form of Acceptance.

A letter from the Chairman of Britton Group plc containing the recommendation of the directors of Britton Group plc appears on pages 3 and 4 of this document.

The Offers are not being made, directly or indirectly, in or into or by the use of the mails of, or any means or instrumentality of interstate or foreign commerce of, or any facilities of a national, state or other securities exchange of, the United States, nor are they being made in Canada, Australia or Japan. Accordingly, copies of this document and the Form of Acceptance are not being, and must not be, mailed, transmitted or otherwise distributed or sent in or into or from the United States, Canada, Australia or Japan and persons receiving this document and the Form of Acceptance (including custodians, nominees and trustees) must not distribute or send either this document or the Form of Acceptance in or into or from the United States, Canada, Australia or Japan. Doing so may invalidate any purported acceptance. Persons who intend to forward this document and its accompanying documents outside the United Kingdom should read paragraph 7 of Part B and Part C of Appendix I of this document before taking any action.



                            CONTENTS

                                                           Page

Letter from the Chairman of Britton                           3

Letter from Barings

1.      Introduction                                          5

2.      The Offers                                            5

3.      Financial effects of acceptance                       6

4.      Information on ACX                                    7

5.      Information on Britton                                8

6.      Background to and reasons for the Offers              8

7.      United Kingdom taxation                               9

8.      Convertible Shares and Britton Share Option
        Schemes                                               9

9.      Britton directors, management and employees           9

10.     Procedure for acceptance of the Offers                9

11.     Settlement                                           12

12.     Further information                                  13

13.     Action to be taken                                   13



APPENDICES

Appendix I     Conditions and further terms of the
               Offers                                        14

Appendix II    Financial information  on  the  ACX
Group                                                        31

Appendix III   Financial information on the Britton
               Group                                         36

Appendix IV    Additional information                        41

Appendix V     Definitions                                   49




LOGO                                         Britton Group plc
                                             1 Castle Lane
                                             London SW1E 6DN

                                             3rd December, 1997


      To Britton Shareholders and, for information only, to participants in the Britton Share Option Schemes


Dear Shareholder,

         RECOMMENDED CASH OFFERS BY ACX (UK) FOR BRITTON

On 25th November, 1997 ACX (through its wholly-owned subsidiary ACX (UK) Limited) announced its intention to make recommended offers for the entire issued share capital of your company. Full details of the Offers are set out in this document. The Offers have been recommended by your board and this letter sets out the background to the Offers and the reasons for your board's recommendation.


Terms of the Offers

The Ordinary Offer is being made on the following basis:

               for each Ordinary Share 140p in cash

The Ordinary Offer represents a premium of approximately 43.6 per cent. to the closing mid-market quotation as derived from the Daily Official List for an Ordinary Share of 97.5p on 24th November, 1997, being the last business day before the announcement of the Offers.

The Convertible Offer is being made on the following basis:

               for each Convertible Share 100p in cash

The Convertible Offer represents a premium of approximately 29.0 per cent. to the closing mid-market quotation as derived from the Daily Official List for a Convertible Share of 77.5p on 24th November, 1997, being the last business day before the announcement of the Offers.

The  Offers value the issued share capital of Britton,  including
but  assuming  no  conversion  of  the  Convertible  Shares,   at
approximately pounds 198 million.

The full terms and conditions of the Offers, and the actions you should take in order to accept them, are set out in the letter from Barings on pages 9 to 12 and in Appendix I of this document and in the accompanying Form of Acceptance.


Background to the Offers

The current activities of Britton Group have been successfully built up since 1992 when Robin Williams and Simon Beart became directors. After several years of growth the group now comprises two divisions, a cartons division in the US and a plastics division in the UK. Our cartons division, UPC, achieved turnover of pounds 140 million in 1996 and is recognised as one of the premier food carton manufacturers in the United States. In the UK, the plastics division has been developed over six years, and in 1996 generated a turnover of some pounds 81 million with a strong position in the UK polythene extrusion, print and conversion sector. Since 1992 the market capitalisation of the group has risen from some pounds 1 million to the offer value of pounds 198 million.

Shareholders who invested in the share placing to finance our first acquisition in 1992 have seen their investment rise from 50p per share to the offer price of 140p per share. This has been achieved in spite of the recent unfavourable trading environment in the packaging sector, severe adverse currency movements and falling stock market ratings for packaging companies.

In recent months, our trading has been encouraging, particularly at UPC where we are seeing volume improvements even before the benefit of the Kellogg contract secured for next year. Across the group we are now able to look forward to significant growth for next year as a result of recently commissioned capacity.

However, the board recognises that investor sentiment does not favour the UK quoted packaging sector and as a result, your board has recommended that shareholders accept an offer of 140p per Ordinary Share from ACX (UK). In making this decision, the board has struck a balance between the continued improvement in prospects and continued adverse currency movements and concluded that the Offers fairly reflect the underlying value of the business.


Registered in England and Wales with number: 1816646
Registered office as above


Directors, management and employees

The Britton directors, with the exception of Mr. Colin Smith and Mr. Jack Hutton, will leave the Britton board once the Offers are or become wholly unconditional. The employment of Mr. Robin Williams, Chief Executive, and Mr. Simon Beart, Finance Director, will terminate at that time, although it has been agreed that they will provide consultancy services to ACX (UK) for a further five month period. Details of the terms of the arrangements that have been made with the directors of Britton are set out in Appendix IV to this document.

ACX (UK) has given assurances to the board of Britton that the existing employment rights, including pension rights, of all Britton employees will be fully safeguarded.


Convertible Shares and Britton Share Option Schemes

The Ordinary Offer extends to any fully paid Ordinary Shares which are unconditionally allotted or issued while the Ordinary Offer remains open for acceptance (or such shorter period as ACX
(UK) may, subject to the Code, decide) including Ordinary Shares unconditionally allotted or issued pursuant to the conversion of Convertible Shares or the exercise of options granted under the Britton Share Option Schemes.

ACX (UK) will make appropriate proposals to optionholders under the Britton Share Option Schemes in due course once the Offers become or are declared unconditional in all respects.


Recommendation of the Offers

Your board, which has been so advised by DLJ Phoenix, considers the terms of the Offers to be fair and reasonable. In providing its advice, DLJ Phoenix has taken into account the commercial assessments of the Britton directors. Accordingly, the Britton directors unanimously recommend all Britton Shareholders to accept the Offers and, except for Jack Hutton, who is resident in the United States and to whom the Offers therefore cannot be made, have irrevocably undertaken to do so in respect of their own beneficial holdings of 247,742 Ordinary Shares and 1,000 Convertible Shares, representing approximately 0.18 per cent. of Britton's issued ordinary share capital and approximately 0.03 per cent. of Britton's issued convertible preference share capital, respectively.


Convertible Shares and CREST

Please note that for technical reasons the Company has requested that the Convertible Shares be removed from CREST, and the Convertible Shares have been disabled in the CREST system. Accordingly those Convertible Shares currently held in uncertificated form may not be transferred through CREST and are in the process of being reconverted into certificated form. Holders of Convertible Shares who have elected to hold such shares within CREST will shortly receive a certificate in respect of such Convertible Shares and may wish to await receipt of this certificate before sending in the relevant Form of Acceptance.


Action to be taken

Your attention is drawn to the letter from Barings on pages 5 to 13 and to Appendix I of this document and the enclosed Form of Acceptance, which together contain the full terms and conditions of the Offers and, in particular, the procedure for accepting the Offers, which is set out on pages 9 to 12 of this document.

You are requested to complete the relevant Form of Acceptance in accordance with the instructions printed on the form and with the instructions set out on pages 9 to 12 of this document, and return it by post or by hand to Lloyds Bank Registrars, Corporate Actions, Antholin House, 71 Queen Street, London, EC4N 1SL as soon as possible and, in any event, so as to be received by no later than 3.00 p.m. on 29th December, 1997. A first class reply-paid envelope is enclosed for your convenience.


                        Yours sincerely,


                            SIGNATURE

                           E.W. Dawnay
                            Chairman



LOGO
                                               3rd December, 1997

      To Britton Shareholders and, for information only, to participants in the Britton Share Option Schemes


Dear Sir or Madam,

    RECOMMENDED CASH OFFERS ON BEHALF OF ACX (UK) FOR BRITTON

1.  Introduction

On 25th November, 1997, the boards of ACX Technologies, Inc. and Britton announced that they had reached agreement on the terms of recommended cash offers to be made by Barings, on behalf of ACX
(UK) Limited (a wholly-owned subsidiary of ACX which subsidiary has been formed in order to implement the Offers), for Britton. The Offers value the total existing issued share capital of Britton at approximately pounds 198 million, including but assuming no conversion of the Convertible Shares.

This document contains the formal Offers to Britton Shareholders and certain financial and other information on the ACX Group and the Britton Group.

Your attention is drawn to the letter of recommendation from the Chairman of Britton set out on pages 3 and 4 of this document, which states that the board of Britton, which has been so advised by DLJ Phoenix, considers the terms of the Offers to be fair and reasonable. In providing its advice, DLJ Phoenix has taken into account the directors' commercial assessments. The directors of Britton have unanimously agreed to recommend all Britton
Shareholders to accept the Offers and, except for Jack Hutton, who is resident in the United States and to whom the Offers therefore cannot be made, have irrevocably undertaken to do so in respect of their own beneficial holdings of 247,742 Ordinary Shares, representing approximately 0.18 per cent. of Britton's existing issued ordinary share capital and 1,000 Convertible Shares, representing approximately 0.03 per cent. of Britton's issued convertible preference share capital. In addition, the directors of Britton, other than Jack Hutton, have undertaken to accept the Ordinary Offer in respect of other Ordinary Shares in which they may become interested (other than those shares to be acquired under an Inland Revenue approved share scheme).

Shortly following the announcement of the Offers, ACX (UK) acquired Ordinary Shares at a price of 140p by means of market purchases and as at 2nd December, 1997 (the latest practicable date prior to the publication of this document) owned 6,250,000 Ordinary Shares (representing approximately 4.5 per cent. of the existing issued ordinary share capital of Britton).


2.  The Offers

A:  The Ordinary Offer

On behalf of the Offeror, Barings hereby offers to acquire, on the terms and subject to the conditions set out or referred to in this document and in the relevant Form of Acceptance, all of the Ordinary Shares (other than those already owned or agreed to be acquired by the ACX Group) on the following basis:

               for each Ordinary Share  140p in cash

The Ordinary Offer represents a premium of approximately 43.6 per cent. to the closing middle market quotation as derived from the Daily Official List for an Ordinary Share of 97.5p on 24th November, 1997, the last business day prior to the announcement of the Offers.




Baring Brothers International Limited
Address and registered office:
60 London Wall, London EC2M 5TQ

Registered in England No. 3039098
REGULATED BY THE SECURITIES AND FUTURES AUTHORITY LIMITED




B:  The Convertible Offer

On behalf of the Offeror, Barings hereby offers to acquire, on the terms and subject to the conditions set out or referred to in this document and in the relevant Form of Acceptance, all of the Convertible Shares (other than those already owned or agreed to be acquired by the ACX Group) on the following basis:

               for each Convertible Share 100p in cash

The Convertible Offer represents a premium of approximately 29.0 per cent. to the closing middle market quotation as derived from the Daily Official List for a Convertible Share of 77.5p on 24th November, 1997, the last business day prior to the announcement of the Offers.

The Convertible Offer is conditional on the Ordinary Offer becoming or being declared unconditional in all respects.

The provisions of the Articles of Association of Britton have the effect that if and when the Ordinary Offer becomes wholly unconditional, Britton shall give notice to the holders of Convertible Shares. Such shareholders will, for a period of 42 days immediately following the date of such notice, be entitled to convert their Convertible Shares into Ordinary Shares in accordance with the provisions of the Articles of Association at a conversion rate of 56.66 Ordinary Shares for every 100 Convertible Shares so converted. If the Ordinary Offer is then open for acceptance, the holders of Convertible Shares who have received Ordinary Shares on conversion will then, if they so wish, be able to accept the Ordinary Offer in respect of such Ordinary Shares. Holders of Convertible Shares should note that the consideration which they will receive by accepting the Convertible Offer is likely to be greater than the consideration which they would receive by exercising their right to convert their Convertible Shares into Ordinary Shares and accepting the Ordinary Offer (if it is then open for acceptance).

Ordinary Shares and Convertible Shares which are the subject of the Offers will be acquired fully paid and free from all liens, charges, encumbrances, equitable interests, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive and retain in full all dividends and other distributions (if any) declared, made or payable on or after 25th November, 1997, excluding the interim dividend on the Ordinary Shares in respect of the six months ended 30th June, 1997 which was paid on 25th November, 1997.

To accept the relevant Offer, you must complete the relevant Form of Acceptance enclosed with this document in accordance with the instructions printed thereon and as set out in paragraph 10 of this letter, and return it, by post or by hand, to Lloyds Bank Registrars, Corporate Actions, Antholin House, 71 Queen Street, London, EC4N 1SL as soon as possible, but in any event so as to be received not later than 3.00 p.m. on 29th December, 1997.

Further terms and conditions of the Offers are set out in Appendix I of this document and in the accompanying Form of Acceptance.


3.  Financial effects of acceptance

The following tables show, for illustrative purposes only and on the bases and assumptions set out in the notes below, the financial effects of acceptance of the Offers on capital value and gross income for an accepting holder of 100 Ordinary Shares or 100 Convertible Shares, if the Offers become or are declared unconditional in all respects.

                                               Notes   pounds
A.  Capital value

Ordinary Offer
--------------
Cash consideration for 100 Ordinary Shares
  under the Ordinary Offer                              140.0
Market value of 100 Ordinary Shares               (i)    97.5
Increase in capital value                                42.5
                                                        -----
This represents an increase of                          43.6%*


Convertible Offer
-----------------
Cash consideration for 100 Convertible Shares
  under the Convertible Offer                           100.0
Market value of 100 Convertible Shares           (ii)    77.5
Increase in capital value                                22.5
                                                        -----
This represents an increase of                          29.0%*



B.  Gross income

Ordinary Offer
--------------
Gross income from cash consideration under
  the Ordinary Offer                            (iii)    9.04
Gross dividend income on 100 Ordinary Shares     (iv)    4.29
Increase in gross income                                 4.75
                                                       ------
This represents an increase of                         110.7%*


Convertible Offer
-----------------
Gross income from cash consideration under
  the Convertible Offer                         (iii)    6.46
Gross dividend income on 100 Convertible
  Shares                                          (v)    5.63
Increase in gross income                                 0.83
                                                       ------
This represents an increase of                          14.7%*


* No account has been taken of any liability to taxation


Notes:

(i)     The  market  value  shown in  the  table  above  for  100
  Ordinary Shares is based on the closing middle market quotation of 97.5p per Ordinary Share as derived from the Daily Official List on 24th November, 1997, the last business day prior to the announcement of the Offers.

(ii) The market value shown in the table above for 100 Convertible Shares is based on the closing middle market price of 77.5p per Convertible Share as derived from the Daily Official List for 24th November, 1997, the last business day prior to the announcement of the Offers.

(iii) The cash consideration received is assumed to be reinvested so as to yield 6.46 per cent. per annum, being the FTSE Actuaries Government Securities UK Index average gross redemption yield for medium coupon UK gilts with maturities of five to fifteen years as published in the Financial Times on 2nd December, 1997, the last business day prior to the publication of this document.

(iv) The income on Ordinary Shares is based on the total net dividends of 3.43p per Ordinary Share comprising the final dividend of 1.98p in respect of the year ended 31st December, 1996 and the interim dividend of 1.45p declared in respect of the six months ended 30th June, 1997.

(v) The gross dividend income on Convertible Shares is based on the annual dividend of 4.5p (net) per Convertible Share.


4.  Information on ACX

In 1992, Adolph Coors Company, the third largest brewery in the US, spun off all of its non-brewing assets to create ACX. ACX is listed on the New York Stock Exchange and had a market capitalisation of $749 million (pounds 443 million) on 2nd December, 1997.

Through its two primary businesses, ACX manufactures innovative, value-added industrial products. Graphic Packaging Corporation (''GPC'') produces high performance folding cartons, rollstock and laminations, and flexible packaging. Coors Ceramics Company (''CCC'') provides enabling technology through advanced technical ceramics and other engineered materials.


    Packaging

    GPC specialises in value added packaging and is a leader in high visibility graphics for promotional packaging and barrier packages which protect from moisture and aroma.
    Markets for these cartons include beverages, detergents, soaps, quick service restaurants, tobacco and dry cereal. GPC's flexible packaging products include bags, pouches and high barrier laminations for pet foods, beverages, personal care items, confections, snack foods, agriculture and medical devices. In 1996, GPC accounted for 49 per cent.
    ($346.5 million; pounds 205.0 million) of ACX's total net sales and had operating income of $41.0 million (pounds 24.3 million).


    Ceramics

    The largest independent ceramics company in the US, CCC is a world leader in the development and manufacture of advanced technical ceramics and other engineered materials. With 20 worldwide locations, CCC focuses on providing enabling technology to enhance customer products and processes. Its engineering expertise allows CCC to constantly explore new materials, processes and applications, pioneering solutions for rapidly changing and growing industries. In 1996, CCC accounted for 39 per cent. ($276.4 million; pounds 163.6 million) of ACX's total net sales and had operating income of $44.2 million (pounds 26.2 million).


    Other technologies

    Golden Technologies, a third business unit of ACX, has several diverse developmental companies, the largest one participating in the distribution, integration and marketing of solar electric systems and products for wireless power applications through a majority owned subsidiary, Photocomm, Inc. Other projects include the development of biodegradable plastics made from renewable sources and a small corn wet-milling operation. Earlier this year, ACX announced its desire to eliminate any future losses associated with Golden Technologies beginning in 1998.

For  the year to 31st December, 1996 ACX's net sales were  $712.4 million (pounds 421.5 million). Profit before tax on continuing operations was $22.4 million (pounds 13.3 million).

For the nine months ended 30th September, 1997, ACX reported unaudited net sales of $546.7 million (pounds 323.5 million) and total profit before tax of $30.8 million (pounds 18.2 million).

The  consolidated  net assets of ACX as at 30th  September,  1997 were $420.2 million (pounds 248.6 million).


5.  Information on Britton

Britton is an international packaging group operating through two principal divisions: cartons and plastics.


    Cartons division

    Britton's cartons division, UPC, is one of the largest non-integrated manufacturers of folding cartons in the United States. The principal activities of this division are the design, printing and manufacture of multi-colour folding cartons primarily for the frozen and dried food industries. In 1996, the carton division achieved profit before tax excluding exceptional items of pounds 12.9 million on turnover of pounds 140.1 million.


    Plastics division

    The principal activities of this division are the extrusion, conversion and printing of polyethylene into a wide range of films and bags for industrial customers. The plastics division is the second largest polythene extruder and converter in the United Kingdom. Product areas include hygiene films, industrial liners and bags, garment film, shrink packaging for food manufacturers and security packaging. In 1996, the plastics division achieved profit before tax excluding exceptional items of pounds 8.7 million on turnover of pounds 81.6 million.

For the year ended 31st December, 1996, Britton reported profit before tax (after exceptional items of pounds 1.2 million) of pounds 20.4 million on turnover of pounds 221.7 million. Earnings per share after exceptional items were 10.60p (11.45p before exceptional items) and net dividends per share amounted to 3.30p for the year.

For the six months ended 30th June, 1997, Britton reported unaudited profit before tax of pounds 7.9 million on turnover of pounds 109.5 million. Earnings per ordinary share were 4.2p. As at 30th June, 1997, Britton's consolidated net assets were pounds
72.1 million.


6.  Background to and reasons for the Offers

Since 1992, ACX has successfully concentrated on two core businesses: speciality packaging and advanced technical ceramics and other engineered materials.

GPC has achieved significant growth in sales and operating income over the past few years as it has expanded its capabilities, broadened its product base and generated access to new markets. This commitment to growth, both internally and through strategic acquisitions, has been demonstrated through GPC's ability to outperform the packaging industry in operating margins. GPC has also demonstrated its ability to successfully integrate plant acquisitions as evidenced in its two most recent acquisitions of Gravure International, a flexible packaging company with locations in the US and Canada, and Gravure Packaging, a speciality folding carton company in Richmond, Virginia.

The acquisition of Britton, coupled with ACX's specialised experience in the packaging sector, will increase ACX's capabilities in this sector, complement its existing folding cartons and flexible packaging operations and also provide significant operational benefits for ACX and Britton in the consolidating packaging industry. Over the last two years, Britton Group has made capital investments of over $80 million in UPC for modernised, cost efficient facilities.

Including the assumption of debt and other transaction costs, the total acquisition cost of Britton is estimated to be approximately $420 million (pounds 249 million). The consideration payable under the Offers is to be financed from ACX's own resources and a new bank facility. The strong cash flow of Britton Group and its potential for earnings growth in 1998 should make this transaction non-dilutive to ACX in the first year. (This should not, however, be interpreted to mean that earnings per share will necessarily be greater than those for any preceding financial period.)

Upon completion of the Offers, ACX intends to continue to operate
Britton's plastics division while evaluating its strategic fit with ACX's packaging business.


7.  United Kingdom taxation

The information in this paragraph, which is intended as a general guide only and which is based on current law and Inland Revenue practice in the UK (which may change), summarises certain of the UK tax implications of acceptance of the Offers for Britton Shareholders who are resident and/or ordinarily resident in the UK for tax purposes and who hold their Shares as investments and not for trading purposes. A shareholder who is in any doubt about his tax position or who is subject to tax in any jurisdiction other than the UK should consult an independent professional adviser.

(a) Taxation of capital gains

A disposal of Shares by a Britton Shareholder resident or ordinarily resident for tax purposes in the UK or a Britton Shareholder who carries on a trade, profession or vocation in the UK through a branch or agency and has used, held or acquired the Shares for the purposes of such trade, profession or vocation or such branch or agency may give rise to a chargeable gain or an allowable loss for the purposes of UK taxation of capital gains.

The sale of Shares by a Britton Shareholder under the Offers will constitute a disposal for the purposes of UK taxation of chargeable gains. Such a disposal may, depending on the individual circumstances of the Britton Shareholder, give rise to a liability to tax on any capital gain realised.


(b) UK stamp duty and stamp duty reserve tax

No UK stamp duty or stamp duty reserve tax will be payable by a Britton Shareholder on the transfer of Shares pursuant to the Offers.


8.  Convertible Shares and Britton Share Option Schemes

The Ordinary Offer extends to any fully paid Ordinary Shares which are unconditionally allotted or issued while the Ordinary Offer remains open for acceptance (or such shorter period as ACX
(UK) may, subject to the Code, decide) including Ordinary Shares unconditionally allotted or issued pursuant to the conversion of Convertible Shares or the exercise of options granted under the Britton Share Option Schemes.

ACX (UK) will make appropriate proposals to option holders under the Britton Share Option Schemes in due course once the Offers become or are declared unconditional in all respects.


9.  Britton directors, management and employees

ACX (UK) has given assurances to the board of Britton that the existing employment rights, including pension rights, of all Britton employees will be fully safeguarded.

The Britton directors, with the exception of Mr. Colin Smith and Mr. Jack Hutton, will leave the Britton board once the Offers are or become wholly unconditional. The employment of Mr. Robin Williams, Chief Executive, and Mr. Simon Beart, Finance Director, will also terminate at that time, although it has been agreed that they will provide consultancy services to ACX (UK) for a further five month period. Details of the terms of the arrangements that have been made with the directors of Britton and the consultancy arrangements for Mr. Robin Williams and Mr. Simon Beart are set out in paragraphs 7 and 8 of Appendix IV of this document.


10. Procedure for acceptance of the Offers

This section should be read together with the notes on the Form of Acceptance. If you hold both Ordinary Shares and Convertible Shares you will receive a separate form in respect of each holding and you should fill out both forms, the white form in respect of the Ordinary Shares and the blue form in respect of the Convertible Shares.


(a) To accept either of the Offers

To accept either of the Offers you must complete Boxes 1, 2 and 3 (and, if your Ordinary Shares are in CREST, also Box 5-see paragraph (e) below). You must also sign Box 4 of the enclosed Form of Acceptance in the presence of a witness who should sign in accordance with the instructions thereon, and (whether or not your Ordinary Shares are in CREST) return it as set out below.

You should note that, if you hold Shares in both certificated and uncertificated form, you should complete a separate Form of Acceptance for each holding. Similarly, you should complete a separate Form of Acceptance for Shares held in uncertificated form, but under different member account IDs, and for Shares held in certificated form but under different designations.


(b) Ordinary Shares and/or Convertible Shares in certificated form (i.e. not in CREST)

If your Shares are in certificated form, the completed Form of Acceptance and your share certificate(s) and/or other document(s) of title should be returned by post or by hand to Lloyds Bank Registrars, Corporate Actions, Antholin House, 71 Queen Street, London EC4N 1SL, as soon as possible, but in any event so as to be received not later than 3.00 p.m. on 29th December, 1997. A reply-paid envelope is enclosed for your convenience. No acknowledgement of receipt of documents will be given.


(c) Convertible Shares currently held in uncertificated form
(i.e. in CREST)

As noted in the letter from your Chairman contained in this document Britton has for technical reasons requested that the Convertible Shares be removed from CREST and the Convertible Shares have been disabled in the CREST system. Accordingly those Convertible Shares currently held in uncertificated form may not be transferred through CREST and are in the process of being reconverted into certificated form and acceptances of the Convertible Offer may not be settled through CREST. Holders of Convertible Shares who have elected to hold them within CREST will shortly receive a certificate in respect of such shares and may wish to await receipt of this certificate before sending in the relevant Form of Acceptance. The procedure set out in paragraph (b) above will apply to acceptances of the Convertible Offer.


(d) Share certificates not readily available or lost

If your Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned as stated above so as to be received not later than 3.00 p.m. on 29th December, 1997, together with any share certificate(s) and/or other document(s) of title that you may have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of document(s) will be given.

In the case of loss, you should then write to CI Registrars, PO Box 30, Victoria Street, Luton, Bedfordshire, LU1 2PZ, for a letter of indemnity for lost share certificates and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to Lloyds Bank Registrars at the address set out in paragraph (b) above.


(e) Additional procedures for Ordinary Shares in CREST

If, at the time of acceptance of the Ordinary Offer, your Ordinary Shares are in uncertificated form, you should insert in Box 5 of the white Form of Acceptance the participant ID and member account ID under which such shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the Ordinary Shares in respect of which you wish to accept the Ordinary Offer to an escrow balance, specifying Lloyds Bank Registrars (in its capacity as a CREST participant under Lloyds Bank Registrars' participant ID referred to below) as the escrow agent, as soon as possible and in any event so that the transfer to escrow (''TTE'') settles not later than 3.00 p.m. on 29th December, 1997.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Ordinary Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your Ordinary Shares.

You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

    > the number of Ordinary Shares to be transferred to an escrow balance.

    > your member account ID. This must be the same account ID as the member account ID that is inserted in Box 5 of the white Form of Acceptance.

    >   your  participant  ID. This must be the same  participant
        ID as the participant ID that is inserted in Box 5 of the white Form of Acceptance.

    >   the  participant  ID  of the escrow  agent,  Lloyds  Bank
        Registrars,  in its capacity as a CREST receiving  agent.
        This is 2RA75.

    > the member account ID of the escrow agent. This is RA548601.

    >   the  Form  of  Acceptance Reference  Number.  This  is  a
        Reference Number that appears at the top of page 3 of the Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable Lloyds Bank Registrars to match the transfer to escrow to your Form of Acceptance. You should keep a separate record of this Reference Number for future reference.

    > the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. on 29th December, 1997.

After settlement of the TTE instruction, you will not be able to access the Ordinary Shares concerned in CREST for any transaction or charging purposes. If the Ordinary Offer becomes or is declared unconditional in all respects the escrow agent will transfer the Ordinary Shares concerned to itself in accordance with paragraph (d) of Part C of Appendix I of this document.

You are recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

If no Form of Acceptance Reference Number, or an incorrect Form of Acceptance Reference Number, is included on the TTE instruction, Lloyds Bank Registrars may treat any Ordinary Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of Ordinary Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

You should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to Ordinary Shares to settle prior to 3.00 p.m. on 29th December, 1997. In this connection you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Lloyds Bank Registrars will make an appropriate announcement if any of the details contained in this paragraph (e) alter for any reason.

You  should  note that, since the Convertible Shares are  in  the process of being removed from CREST, acceptances of the Convertible Offer may not be settled through CREST. Holders of Convertible Shares should refer to paragraphs (a) to (c) above.


(f) Deposits   of  Ordinary  Shares  into,  and  withdrawals   of
    Ordinary Shares from, CREST

Normal CREST procedures (including timings) apply in relation to any Ordinary Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Ordinary Offer (whether any such conversion arises as a result of a transfer of Ordinary Shares or otherwise). Holders of Ordinary Shares who are proposing so to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Ordinary Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3.00 p.m. on 29th December, 1997.


(g) Validity of acceptances

Forms of Acceptance signed and validly received but otherwise completed incorrectly will be treated as valid acceptances of the relevant Offer in respect of all the Shares comprised in the relevant Form of Acceptance.

Without prejudice to the above and to paragraph 2(b) of Part B of Appendix I, ACX (UK) reserves the right, subject to the Code, to treat as valid any acceptance of either of the Offers and any election thereunder which is not entirely in order or which is not accompanied by the relevant share certificate(s) and/or other document(s) of title or not covered by the relevant transfer to escrow (as applicable). In this event, no payment of consideration under the relevant Offer will be made until after the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to the Offeror in lieu thereof, have been received by Lloyds Bank Registrars or (as applicable) the relevant transfer to escrow has been settled.


(h) Overseas shareholders

The Offers are not being made, directly or indirectly, in or into or by the use of the mails of, or by any means or instrumentality or foreign commerce of, or any facilities of a national, state or other securities exchange of the United States, nor are they being made in Canada, Australia or Japan.

The attention of Britton Shareholders who are citizens, nationals or residents of jurisdictions outside the United Kingdom (and any persons, including without limitation, any custodian, nominee or trustee who may have an obligation to forward any document in connection with the Offers outside the United Kingdom) is drawn to paragraph 7 of Part B and to paragraph (b) of Part C of Appendix I and to the relevant provisions of the Form of Acceptance.

The availability of the Offers to persons who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

Any acceptances of the Offers by Britton Shareholders who are unable to give the representations and warranties set out in paragraph (b) of Part C of Appendix I are liable to be disregarded.

If you are in any doubt as to the procedure for acceptance, please contact Lloyds Bank Registrars by telephone on 0171 489 3232. You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.


11.  Settlement

Subject to the Offers becoming or being declared unconditional in all respects (and, in the case of Britton Shareholders not resident in the UK, except as provided in paragraph 7 of Part B of Appendix I) the cash consideration to which any Britton Shareholder is entitled under the Offers will be despatched (but not in or into the United States, Canada, Australia or Japan) by first class post (or by such other method as may be approved by the Panel), as follows:

    (i) in the case of acceptances received, complete in all respects, by the date on which the Offers become or are declared unconditional in all respects, within 14 days of such date; or

    (ii)in the case of acceptances received, complete in all respects, after such date but while the Offers remain open for acceptance, within 14 days of the receipt of such acceptances.

All such cash payments will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank.

Where an acceptance relates to Ordinary Shares in uncertificated form, settlement of any cash consideration to which the accepting Britton Shareholder is entitled will be posted or despatched by means of CREST by the Offeror procuring the creation of an assured payment obligation in favour of the Britton Shareholder's payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangements.

If the Offers do not become unconditional in all respects, (i) the Form(s) of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offers lapsing to the person or agent whose name and address (being outside the United States, Canada, Australia or Japan) is set out in the appropriate box on the Form of Acceptance, or, if none is set out, to the first-named holder at his registered address (outside the United States, Canada, Australia or Japan); and/or (ii) Lloyds Bank Registrars will, immediately after the lapsing of the Offers (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offers) give TTE instructions to CRESTCo to transfer all relevant Ordinary Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Ordinary Offer to the original available balances of the Britton Shareholders concerned.

All documents and remittances sent by or to Britton Shareholders or their appointed agents will be sent at their own risk.


12. Further information

Your attention is drawn to the Appendices which contain further information and form part of this document.


13. Action to be taken

To accept the relevant Offer, you must complete the relevant Form of Acceptance enclosed with this document, whether or not your Shares are in CREST, in accordance with the instructions printed thereon and in paragraph 10(a) of this letter, and return it, by post or by hand, to Lloyds Bank Registrars, Corporate Actions, Antholin House, 71 Queen Street, London, EC4N 1SL as soon as possible, but in any event so as to be received not later than
3.00 p.m. on 29th December, 1997.

In addition, if your Ordinary Shares are in CREST you must take the action described in paragraph 10(e) above.


                        Yours faithfully,
       on behalf of Baring Brothers International Limited




                           Mark Burch
                            Director

                           Hugo Robson
                   Director, Corporate Finance


                           APPENDIX I

           Conditions and further terms of the Offers

PART A: CONDITIONS OF THE OFFERS

1.  The Ordinary Offer

    The Ordinary Offer is subject to the following conditions:

    (a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. on the first closing date of the Ordinary Offer (or such later time(s) and/or date(s) as the Offeror may, subject to the rules of the Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as the Offeror may decide) in nominal value of Ordinary Shares to which the Ordinary Offer relates, provided that this condition will not be satisfied unless the Offeror (together with any other member of the ACX Group) shall have acquired or agreed to acquire (pursuant to the Ordinary Offer or otherwise) Ordinary Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at a general meeting of Britton including for this purpose, to the extent (if any) required by the Panel, any votes attributable to or attaching to any Ordinary Shares which have been unconditionally allotted or issued before the date on which the Ordinary Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of conversion or subscription rights or otherwise and for this purpose:

        (i) the   expression  ''Ordinary  Shares  to  which   the
            Ordinary  Offer  relates''  shall  be  construed   in
            accordance with Sections 428 and 430(F) of the Companies Act 1985; and

        (ii)Ordinary Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights they will carry upon their being entered in the register of members of Britton;

    (b) the   Office  of  Fair  Trading  indicating,   in   terms
        satisfactory to the Offeror, that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of Britton by the Offeror or any matter arising therefrom to the Monopolies and Mergers Commission;

    (c) the expiration or termination of the waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms with respect to the Offers, as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules promulgated by the United States Federal Trade Commission, and provided further that neither the United States Federal Trade Commission nor the United States Department of Justice object to or announce an intention to prohibit consummation of the Offers or impose conditions on consummation of the Offers which would, or which might reasonably be expected to, lead to the occurrence of any matter referred to in paragraphs (d)(i) to (vi) below;

    (d) no government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, trade agency, professional association, institution, court or any other person or body whatsoever in any jurisdiction (each a ''Third Party'') having instituted, implemented or threatened, or having decided to institute, implement or threaten, any action, proceeding, suit, investigation, enquiry or reference or having made, proposed or enacted or required any action to be taken or information to be provided which would or might:

        (i) make  the  Offers  or  their  implementation  or  the
            proposed  acquisition by the Offeror of  any  or  all
            Ordinary  Shares  or  Convertible  Shares,   or   the
            proposed acquisition of control of Britton by the ACX Group, void, illegal or unenforceable under the laws of any jurisdiction, or restrict, prohibit or otherwise, directly or indirectly, delay or otherwise interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise challenge, the Offers or the acquisition of any or all Ordinary Shares or Convertible Shares or control of Britton by the ACX Group;

        (ii)require or prevent the divestiture by any member of the ACX Group or any member of the Wider ACX Group or by any member of the Britton Group or the Wider Britton Group of all or any material portion of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct their respective businesses or to own their respective assets or property or any material part of them;

        (iii) impose any limitation on, or result in a delay in, the ability of any member of the Wider ACX Group to acquire, directly, or indirectly, or to hold or exercise effectively all or any rights of ownership in respect of Ordinary Shares, Convertible Shares or other securities (or the equivalent) in any member of the Wider Britton Group or the Wider ACX Group respectively or to exercise management control over any such member;

        (iv)save pursuant to the Offers or Part XIIIA of the Companies Act 1985, require any member of the Wider ACX Group or of the Wider Britton Group to offer to acquire any shares in any member of the Wider Britton Group owned by any third party;

        (v) result, directly or indirectly, in a delay in the ability of any member of the ACX Group, or render any member of the ACX Group unable, to acquire some or all of the Ordinary Shares or the Convertible Shares; or

        (vi)otherwise affect the business, profits or prospects of any member of the Wider ACX Group or of the Wider Britton Group, in each case which would be material in the context of the relevant group taken as a whole, and all applicable waiting and other time periods during which any Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference under the laws of any jurisdiction having expired, lapsed or been terminated;

    (e) all necessary filings having been made and all appropriate waiting periods (including any extension(s) thereof) under any applicable legislation or regulation in any jurisdiction having expired, lapsed or been terminated and no notice of any intention to revoke any of the same having been received, in each case as may be necessary in connection with the Offers or the acquisition by any member of the Wider ACX Group of any shares in, or control of, Britton and all authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals necessary or appropriate for or in respect of the Offers or the proposed acquisition of any securities in, or control of, Britton by any member of the Wider ACX Group having been obtained in terms and in a form satisfactory to the Offeror from all appropriate Third Parties or persons with whom any member of the Wider ACX Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals remaining in full force and effect at the time the Offers become otherwise unconditional and there being no intimation of any intention to revoke or amend or not to renew the same in connection with the Offers under the laws or regulations of any jurisdiction and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

    (f) save as disclosed in writing to the Offeror prior to 25th November, 1997 there being no provision of any arrangement, agreement, lease, licence, permit or other instrument to which any member of the Wider Britton Group or any partnership or company in which any member of the Wider Britton Group has a substantial interest (an ''associate'') is a party or by or to which any such member or associate or any of their respective assets may be bound or be subject which could, in consequence of the Offers or the proposed acquisition of Ordinary Shares and/or Convertible Shares by the Offeror or because of a change in the control or management of Britton, result in:

        (i) any monies borrowed by, or any other indebtedness, actual or contingent, of any such member or associate becoming repayable or capable of being declared repayable immediately or prior to the
            stated    repayment   date   in   such   arrangement,
            agreement, licence, permit or instrument or the ability of such member or associate to incur any indebtedness being withdrawn or inhibited or being capable of being withdrawn or prohibited;

        (ii)the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or associate or any such security (whenever arising or having arisen) becoming enforceable;

        (iii) any such arrangement, agreement, lease, licence, permit or instrument being or becoming capable of being terminated or adversely modified or affected or any action being taken or any obligation or liability arising thereunder;

        (iv)any assets or interests of any such member or associate being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

        (v) the   respective  value  or  financial   or   trading
            position, profits or prospects of any such member or associate being prejudiced or adversely affected;

        (vi)the interests or business of any such member or associate in or with any other person, firm or company (or any arrangements relating to such interests or business) being adversely affected; or

        (vii) any such member or associate ceasing to be able to carry on business under any name under which it at present does so,

        (in any such case to an extent which is material in the context of the Wider Britton Group taken as a whole) and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Britton Group or any associate is a party or by or to which any such member or associate or any of its assets is bound, entitled or subject, is likely to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (vii) of this paragraph (f) (in any such case to an extent which is material in the context of the Wider Britton Group taken as a whole);

    (g) save as disclosed in writing to the Offeror prior to 25th November, 1997 or as disclosed in the Annual Report and Accounts of Britton for the year ended 31st December, 1996 or the interim statement of Britton for the half year to 30th June, 1997 or as publicly announced by Britton to the London Stock Exchange prior to the date hereof, no member of the Wider Britton Group having since 31st December, 1996:

        (i) (save for transactions solely with wholly-owned subsidiaries of Britton) issued or agreed to or authorised or proposed or announced its intention to authorise or propose the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for options granted and the issue of shares pursuant to the exercise of options granted before 30th September, 1997 under the Britton Share Option Schemes or for shares issued or arising on conversion of any of the Convertible Shares);

        (ii) save for the interim dividend paid by Britton in respect of the period to 30th June, 1997, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise other than to Britton or wholly owned subsidiaries of Britton;

        (iii) merged with any body corporate or (other than in the ordinary course of business) authorised, proposed or announced an intention to authorise or propose any merger or acquisition, demerger, disposal or transfer, or granted or created any mortgage, charge, security or other encumbrance over assets (including shares and trade investments) or over any right, title or interest in any asset;

        (iv) authorised, proposed or announced its intention to authorise or propose any change to its share or loan capital (save for any Ordinary Shares allotted upon the exercise of options granted before 30th September, 1997 under the Britton Share Option Schemes);

        (v) issued or proposed the issue of any debentures or (save in the ordinary course of business) incurred any indebtedness or contingent liability;

        (vi) entered into any arrangement, agreement, trans-action or commitment (whether in respect of capital expenditure, trading obligations or otherwise) which is of a loss making, long term, onerous or unusual nature or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business or which would be restrictive on the business of any member of the Wider Britton Group or the Wider ACX Group;

        (vii) entered into or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary the terms of, any service agreement or agreement for services with any director of Britton;

        (viii) announced a proposal to purchase, redeem or repay, or purchased redeemed or repaid, any of its own shares or other securities;

        (ix)      proposed any voluntary winding-up;

        (x) implemented, authorised, proposed or announced its intention to implement any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business;

        (xi) entered into any arrangement, agreement or commitment or passed any resolution or made any offer (which remains open for acceptance) with respect to any of the transactions, matters or events referred to in this paragraph;

        (xii)     waived or compromised any material claim;

        (xiii) terminated or varied the terms of any agreement or arrangement between any member of the Wider Britton Group and any other person in a manner which would or might be expected to have a material adverse effect on the financial position or prospects of the Britton Group; or

        (xiv) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

    (h) save as disclosed in writing to the Offeror prior to 25th November, 1997 or as disclosed in the Annual Report and Accounts of Britton for the year ended 31st December, 1996 or the interim statement of Britton for the half year to 30th June, 1997 or as publicly announced by Britton to the London Stock Exchange prior to the date hereof, since 31st December, 1996 and prior to the date on which the Offers become otherwise unconditional;

        (i) there having been no material adverse change in the business, financial or trading position or profits or prospects of the Wider Britton Group taken as a whole; and

        (ii) no litigation, arbitration proceedings, prosecu-tion or other legal proceedings having been threatened, announced, intimated or instituted by or remaining outstanding against any member of the Wider Britton
            Group   (whether   as  plaintiff  or   defendant   or
            otherwise) and no investigation by a Third Party against or in respect of any member of the Wider Britton Group having been instituted, threatened or announced by or against or remaining outstanding in respect of any member of the Wider Britton Group which in any such case might have a materially adverse effect on the Wider Britton Group taken as a whole; and

        (iii)     no  contingent or other liability having arisen
            or  become  apparent  which  is  likely  to  have   a
            materially adverse effect on the Wider Britton Group taken as a whole;

    (i) the Offeror not having discovered that:

        (i) the financial, business or other information publicly disclosed at any time by or on behalf of any member of the Wider Britton Group contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading;

        (ii) any past or present member of the Wider Britton Group has not complied with all applicable laws, statutes, ordinances and regulations of any jurisdiction and other requirements of any Third Party with regard to environmental matters or that there has been a disposal, discharge, spillage, storage, treatment, transport, leak or emission of waste or hazardous substance or any substance or matter which may cause harm to the environment or human health (a ''Discharge''), which non-compliance or Discharge would or might give rise to any liability (whether actual or contingent) which is material in the context of the Wider Britton Group taken as a whole;

        (iii) there is, or is likely to be, any liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Britton Group or any controlled waters under any environmental legislation, regulation, notice, circular or order of any Third Party or otherwise in any jurisdiction which is material in the context of the Wider Britton Group taken as a whole; or

        (iv)any member of the Wider Britton Group is subject to any liability, contingent or otherwise, which is not disclosed in the Annual Report and Accounts of Britton for the year ended 31st December, 1996 or the interim statement of Britton for the half-year to 30th June, 1997 which is material in the context of the Wider Britton Group taken as a whole;

    (j) no    receiver,   administrative   receiver   or    other
        encumbrancer having been appointed over any of the assets of any member of the Wider Britton Group; and

    (k) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. on the first closing date of the Convertible Offer (or such later time(s) and/or date(s) as the Offeror may, subject to the rules of the Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as the Offeror may decide) in nominal value of Convertible Shares to which the Convertible Offer relates and, for this purpose, the expression ''Convertible Shares to which the Convertible Offer relates'' shall be construed in accordance with sections 428 and 430(F) of the Companies Act 1985.

The  Offeror reserves the right to waive all or any of conditions
(b) to (k) both inclusive, in whole or in part. Conditions (b) to
(k) both inclusive must be satisfied as at, or waived on or before midnight on the 21st day after the later of the first closing date of the Offers and the date on which condition (a) is satisfied (or in each case such later date as the Panel may agree), or the Offers will lapse.


2.  The Convertible Offer

The Convertible Offer is conditional on the Ordinary Offer becoming or being declared unconditional in all respects.

The Offers will lapse if the proposed acquisition of Britton is referred to the Monopolies and Mergers Commission before 3.00 p.m. (London time) on the first closing date of the Offers or on the date on which the Offers become or are declared unconditional as to acceptances, whichever is the later. If the Offers so lapse, the Offers will cease to be capable of further acceptance and accepting Britton Shareholders and the Offeror will cease to be bound by any Forms of Acceptance submitted before the time when the Offers lapse.

The Offers will extend to any Ordinary Shares and Convertible Shares which are issued or unconditionally allotted prior to the date on which the Offers close (or such earlier date, not (without the consent of the Panel) being earlier than the date on which the Offers become or are declared unconditional as to acceptances or, if later, the first closing date of the Offers, as the Offeror may decide) as a result of the exercise of options under the Britton Share Option Schemes or otherwise.


PART B: FURTHER TERMS OF THE OFFERS

The following further terms apply to the Offers.

Unless the context otherwise requires, any reference in this document and in the relevant Form of Acceptance to acceptances of the relevant Offer shall include deemed acceptances of the relevant Offer.

Unless the context otherwise requires, any reference in Parts B and C of this Appendix I and in the Form of Acceptance:

    (i)    to the ''Offer'' includes either or both of the Offers
        (as   the   context  may  require)  and   any   revision,
        variation, renewal or extension of either or both of the Offers;

    (ii) to the Offer becoming ''unconditional'' includes the Offer being declared unconditional;

    (iii) to the Offer becoming ''unconditional'' is to be construed as the Ordinary Offer becoming or being declared unconditional as to acceptances, whether or not any other condition of the Offer remains to be fulfilled;

    (iv) to the ''acceptance condition'' is to the condition as to acceptances in paragraph (a) of Part A of this Appendix I and any reference to the Ordinary Offer becoming unconditional as to acceptances is to be construed accordingly;

    (v) to the ''Offer Document'' is to this document and any other document containing the Offers; and

    (vi) to an ''extension of the Offer'' includes an extension of the date by which the acceptance condition has to be satisfied.


1.  Acceptance period

    (a) The Offer  is  initially open for acceptance  until  3.00
        p.m. on 29th December, 1997.

    (b) Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days (or such other period as may be permitted by the Panel) following the date on which written notification of the revision is posted to Britton Shareholders. Except with the consent of the Panel, no revision of the Offer may be made and no revised Offer Document may be posted after 18th January, 1998, or, if later, the date which is 14 days before the last date on which the Offer is able to become unconditional.

    (c) The Offer, whether revised or not, is not (except with the consent of the Panel) capable of becoming unconditional after midnight on 1st February, 1998 (or any other time or date beyond which the Offeror has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement), nor of being kept open for acceptance after that time or date unless it has previously become unconditional, provided that the Offeror reserves the right, with the permission of the Panel, to extend the time for the Offer to become unconditional to (a) later time(s) or date(s).

    (d) If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days after the date on which it would otherwise have expired. If the Offer becomes unconditional and it is stated that the Offer will remain open until further notice, the Offeror will give not less than 14 days' notice in writing to Britton Shareholders who have not accepted the Offer before closing it.

    (e) If a competitive situation arises after a ''no increase'' and/or ''no extension'' statement (as referred to in the Code) has been made by or on behalf of the Offeror in relation to the Offer, the Offeror may, if it specifically reserves the right to do so at the time the statement is made or otherwise with the consent of the Panel, withdraw the statement provided that it complies with the requirements of the Code and in particular:

        (i) that it announces the withdrawal as soon as possible and in any event within four business days after the day of the firm announcement of the competing offer or other competitive situation;

        (ii) it notifies the Britton Shareholders in writing of the withdrawal (or, in the case of Britton Shareholders with registered addresses outside the United Kingdom, or whom the Offeror knows to be nominees holding Shares for such persons, by announcement in the United Kingdom) at the earliest practicable opportunity; and

        (iii) any Britton Shareholders who accept the Offer after the ''no increase'' and/or ''no extension'' statement are given a right of withdrawal as described in paragraph 4(d) of Part B of this Appendix I.

        The Offeror may, if it specifically reserves the right to do so at the time the statement is made, choose not to be bound by the terms of a ''no increase'' or ''no extension'' statement which would otherwise prevent the posting of an increased or improved offer provided that such offer is recommended for acceptance by the board of directors of Britton or in other circumstances permitted by the Panel.


2.  Acceptance condition

    (a) For the purpose of determining whether the acceptance condition is satisfied, the Offeror may only take into account acceptances received or purchases of Shares made in respect of which all relevant documents are received by Lloyds Bank Registrars:

        (i) by 3.00 p.m. on 1st February, 1998 (or any other time and/or date beyond which the Offeror has stated that the Ordinary Offer will not be extended and has not withdrawn that statement); or

        (ii)if the Ordinary Offer is extended with the consent of the Panel, such later time(s) or date(s) as the Panel may agree.

        If the latest time at which the Ordinary Offer may become unconditional is extended beyond midnight on 1st February, 1998, acceptances received and purchases made in respect of which the relevant documents are received by Lloyds Bank Registrars after 3.00 p.m. on the relevant day may (except where the Code permits otherwise) only be taken into account with the agreement of the Panel.

    (b) Except as otherwise agreed by the Panel, and notwithstanding the right reserved by the Offeror to treat a Form of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title:

        (i) acceptances of the Ordinary Offer will only be treated as valid for the purposes of the acceptance condition if the relevant requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it; and

        (ii) a purchase of Ordinary Shares by the Offeror or its nominees, or (if the Offeror is required by the Panel to make an offer for Shares under Rule 9 of the Code) by a person acting in concert with the Offeror or its nominees, will only be treated as valid for the purposes of the acceptance condition if the relevant requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it; and

        (iii) before the Ordinary Offer may become or be declared unconditional, Lloyds Bank Registrars must have issued a certificate to the Offeror or Barings (or their respective agents) which states the number of Ordinary Shares in respect of which acceptances have been received and the number of Ordinary Shares otherwise acquired, whether before or during the Offer period, which comply with the relevant provisions of this paragraph 2(b). A copy of such certificate will be sent to the Panel and to DLJ Phoenix as soon as possible after it is issued.

    (c) For the purpose of determining whether the acceptance condition is satisfied, the Offeror shall not be bound (unless required by the Panel) to take into account any Ordinary Shares which have been unconditionally allotted or issued or which arise as a result of the exercise of subscription or conversion rights before the determination takes place unless Britton has given written notice to Lloyds Bank Registrars at the address specified in paragraph 4(b) below, on behalf of ACX
        (UK), containing relevant details of the allotment, issue, subscription or conversion. Notification by telex or facsimile transmission does not constitute written notice for this purpose.


3.  Announcements

    (a) By 8.30 a.m. on the business day (the ''relevant day'') following the date on which the Offer is due to expire, becomes unconditional, is revised or is extended (or such later time and/or date as the Panel may agree), the Offeror shall make an appropriate announcement and simultaneously inform the London Stock Exchange of the position. In the announcement, the Offeror shall state (unless otherwise permitted by the Panel) the total number of Shares and rights over Shares (as nearly as practicable):

        (i)     for which acceptances of  the  Offer  have   been
            received;

        (ii) held by or on behalf of the Offeror or an person deemed to be acting in concert with the Offeror before the Offer period;

        (iii) acquired or agreed to be acquired by or on behalf of the Offeror or any person deemed to be acting in concert with the Offeror for the purposes of the Offer during the Offer period; and

        (iv) for which acceptances of the Offer have been received from any person acting or deemed to be acting in concert with the Offeror for the purposes of the Offer,

        and  the announcement shall specify the percentage of the
        relevant  class  of  issued  share  capital  of   Britton
        represented by each of these figures.

    (b) Any decision to extend the time or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than,
        8.30 a.m. on the relevant day or such later time or date as the Panel may agree. The announcement will state the next expiry time and date unless the Offer is then unconditional, in which case a statement that the Offer will remain open until further notice may instead be made.

    (c) In calculating the number of Shares represented by acceptances and purchases, the Offeror may only include acceptances and purchases if they could be counted towards fulfilling the acceptance condition under Notes 4 and 5 on Rule 10 of the Code, unless the Panel agrees otherwise. Subject to this, the Offeror may include or exclude, for announcement purposes, acceptances and purchases not in all respects in order or which are subject to verification.

    (d) In this Appendix I, a reference to the making of an announcement or the giving of notice by the Offeror includes the release of an announcement by the Offeror's public relations consultants or Barings, in each case on behalf of the Offeror, to the press and the delivery by hand or telephone, telex or facsimile or other electronic transmission of an announcement to the London Stock Exchange. An announcement made otherwise than to the London Stock Exchange will be notified simultaneously to the London Stock Exchange.


4.  Rights of withdrawal

    (a) Except  as  provided by this paragraph  4  and  paragraph
        6(a) of this Part B, acceptances shall be irrevocable.

    (b) If the Offeror announces the Offer to be unconditional and then fails to comply by 3.30 p.m. on the relevant day (or such later time and/or date as the Panel may agree) with any of the other requirements specified in paragraph 3(a) of this Part B, an accepting Britton Shareholder may withdraw his acceptance by written notice signed by such person (or his agent duly appointed in writing and evidence of whose appointment in writing in a form satisfactory to the Offeror is produced with the notice) given by post or by hand to Lloyds Bank Registrars, Corporate Actions, Antholin House, 71 Queen Street, London, EC4N 1SL on behalf of the Offeror. Subject to paragraph 1(c) of this Part B, this right of withdrawal may be terminated not less than eight days after the relevant day by the Offeror confirming, if such is the case, that the Offer is still unconditional as to acceptances and complying with the other requirements specified in paragraph 3(a) of this Part B. If such confirmation is given, the first period of 14 days referred to in paragraph 1(d) of this Part B will run from the date of that confirmation and compliance.

    (c) If by 3.00 p.m. on 19th January, 1998 (or such later time and/or date as the Panel may agree), the Offer has not become unconditional, an accepting Britton
        Shareholder may withdraw his acceptance by written notice given by post or by hand (as specified above) to Lloyds Bank Registrars, at the address and in the manner specified in paragraph 4(b) above, at any time before the earlier of (i) the time that the Offer becomes unconditional and (ii) the final time for the lodgement of acceptances which can be taken into account in accordance with paragraph 2(a) of this Part B.

    (d) If a ''no increase'' and/or ''no extension'' statement is withdrawn in accordance with paragraph 1(e) of this Part B, a person who accepts the Offer after the date of the statement may withdraw his acceptance by written notice given by post or by hand to Lloyds Bank Registrars, at the address and in the manner specified in paragraph 4(b) above, for a period of eight days following the date on which the Offeror posts the notice of the withdrawal of such statement to Britton Shareholders.

    (e) In this paragraph 4, ''written notice'' (including any letter of appointment, direction or authority) means notice in writing signed by the relevant person(s) accepting the Offer (or his/their agent(s) duly appointed in writing and evidence of whose appointment satisfactory to the Offeror is produced with the notice). Telex or facsimile transmission or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to the Offeror or its agents to have been sent from, the United States, Canada, Australia or Japan will be treated as valid.


5.   Revised Offer

    (a) Although  no revision is envisaged, if the Offer  in  its original or any previously revised form(s) is revised (either in its terms and conditions or in the value of the consideration offered or otherwise), the benefit of the revised Offer will, subject as provided in paragraphs 5(b), (c) and 7 of this Part B, be made available to a Britton Shareholder who has accepted the Offer (in its original or any revised form(s)) (a ''Previous Acceptor'') provided the revised Offer represents, on the date on which it is announced (on such  basis  as  Barings  may consider  appropriate),  an
        improvement or no diminution in the value of the consideration offered compared with the consideration previously offered. The acceptance by a Previous Acceptor of the Offer (in its original or any revised form(s)) shall, subject as provided in paragraphs 5(b),
        (c) and 7 of this Part B, be deemed an acceptance of the revised Offer and shall constitute the appointment of any director of the Offeror or of Barings as his attorney and/or agent with authority:

        (i)       to accept the revised Offer on his behalf;

        (ii) if the revised Offer includes alternative forms of consideration, to make elections on his behalf in the proportions the attorney and/or agent in his absolute discretion thinks fit; and

        (iii) to execute on his behalf and in his name any further documents required to give effect to such elections or acceptances.

        In making any election or acceptance, the attorney and/or agent shall take into account the nature of any previous acceptance or election made by or on behalf of the Previous Acceptor and other facts or matters he may reasonably consider relevant.

    (b) The deemed acceptance and/or election referred to in paragraph 5(a) of this Part B shall not apply and the power of attorney and authorities conferred by that paragraph shall not be exercised if, as a result, the
        Previous Acceptor would (on such basis as Barings may consider appropriate) receive less in aggregate in consideration under the revised Offer than he would have received in aggregate in consideration as a result of his acceptance of the Offer in the form originally accepted by him or on his behalf, unless such Previous Acceptor has previously agreed in writing to receive less in aggregate in consideration. The authorities conferred by paragraph 5(a) of this Part B shall not be exercised in respect of any election available under the revised Offer save in accordance with this paragraph.

    (c) The deemed acceptance and/or election referred to in paragraph 5(a) of this Part B shall not apply and the power of attorney and the authorities conferred by that paragraph shall be ineffective in the case of a Previous Acceptor who lodges, within 14 days of the posting of the document containing the revised Offer, a Form of Acceptance (or any other form issued on behalf of the Offeror) in which he validly elects to receive consideration receivable by him/her under the revised Offer in some other manner.

    (d) Subject to paragraph 5(c) of this Part B, the authorities and power of attorney conferred by this paragraph 5 and any acceptances of any revised Offer and/or any election in relation to it shall be irrevocable unless and until the Previous Acceptor withdraws his acceptance having become entitled to do so under paragraph 4 of this Part B.

    (e) Subject to paragraph 2(b) of this Part B, the Offeror and Barings reserve the right to treat an executed Form of Acceptance relating to the Offer which is received after the announcement of any revised Offer as a valid acceptance of the revised Offer (and, where applicable, a valid election for the alternative forms of consideration). Such acceptance shall constitute an authority in the terms of paragraph 5(a) of this Part B on behalf of the relevant Britton Shareholder.


6.  General

    (a) Except with the consent of the Panel, the Offer will lapse unless all the conditions relating to the Offer have been fulfilled or, where appropriate, have been and continue to be satisfied or have been waived by midnight on 19th January, 1998 or within 21 days of the date on which the Offer becomes unconditional whichever is the later, or such date as the Offeror, with the consent of the Panel, may decide, provided that the Offeror shall be under no obligation to waive or treat as satisfied any of the conditions set out in paragraphs (b) to (k) both inclusive of Part A of this Appendix I by a date earlier than the latest date specified above for satisfaction thereof, notwithstanding that the other conditions of the Offer may at such earlier date have been waived or satisfied and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of satisfaction. If the Offer lapses for any reason:

        (i)       it will not be capable of further acceptance;

        (ii) accepting Britton Shareholders and the Offeror will not be bound by Forms of Acceptance submitted before the time the Offer lapses; and

        (iii) Forms of Acceptance, share certificates and documents of title will be returned by post (or by such other method as the Panel may approve) within 14 days of the Offer lapsing to the person (or first-named person of joint holders) or agent whose name and address outside the United States, Canada, Australia and Japan is set out in the relevant box on the Form of Acceptance or otherwise to the first-named holder at his registered address outside the United States, Canada, Australia and Japan. Lloyds Bank Registrars will immediately after the lapsing of the Offer give instructions to CRESTCo to transfer all Ordinary Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Ordinary Offer to the original available balances of the Britton Shareholders concerned.

    (b) The   expression  ''Offer  period''  when  used  in  this
        document means the period beginning on 25th November, 1997 and ending on the later of:

        (i)        3.00 p.m. on 29th December, 1997;

        (ii)       the date on which the Offer lapses; and

        (iii)      the   date   on   which  the   Offer   becomes
            unconditional.

    (c) Except with the consent of the Panel, settlement of the consideration to which any Britton Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror or Barings may otherwise be, or claim to be, entitled against such Britton Shareholder and will be posted not later than 14 days after the date on which the Offer becomes unconditional in all respects or 14 days after receipt of a valid and complete acceptance, whichever is the later.

    (d) The terms, provisions, instructions and authorities contained or deemed incorporated in the Form of
        Acceptance also constitute part of the terms of the relevant Offer. A word or expression defined in this document has the same meaning when used in the Form of Acceptance unless the context otherwise requires. The provisions of this Appendix I shall be deemed to be incorporated in and form part of the Form of Acceptance.

    (e) If the expiry date of the Offer is extended, a reference in this document and in the Form of Acceptance to 29th December, 1997 shall (except in paragraph 6(b) of this Part B and where the context requires otherwise) be deemed to refer to the expiry date of the Offer as so extended.

    (f) Any omission to despatch this document, the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is, or should be, made shall not invalidate the Offer in any way. Subject to the provisions of paragraph 7 of this Part B, the Offer is made to any Britton Shareholder to whom this document and the Form of Acceptance or any related document may not have been despatched, and these persons may collect the relevant documents from Lloyds Bank Registrars and/or Barings at their respective addresses set out in paragraph (l) below.

    (g) Without prejudice to any other provision of this Part B of Appendix I, the Offeror and Barings reserve the right to treat acceptances of the Offer as valid if received by Lloyds Bank Registrars or otherwise on behalf of the Offeror at any place or in any manner determined by them otherwise than as set out in this document or in the Form of Acceptance.

    (h) If sufficient acceptances are received, the Offeror intends to apply the provisions of Sections 428 to 430(F) of the Companies Act 1985 to acquire compulsorily any outstanding Shares to which the Offer relates and to apply for cancellation of Britton's listing on the London Stock Exchange.

    (i) All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Britton Shareholder concerned and are irrevocable (in respect of powers of attorney in accordance with section 4 of the Powers of Attorney Act
        1971) except in the circumstances where the donor of the power of attorney or authority validly withdraws his acceptance in accordance with paragraph 4 of this Part B.

    (j) No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST or document of title will be given. All communications, notices, certificates, documents of title and remittances to be delivered by, or sent to or from, Britton Shareholders or their designated agent(s) will be delivered or sent at their own risk.

    (k) The Offeror and Barings reserve the right to notify any matter, including the making of the Offer, to a Britton
        Shareholder:

        (i)  with   a   registered  address  outside  the   United
            Kingdom; or

        (ii) whom the Offeror knows to be a custodian, trustee or nominee holding Shares for persons who are citizens, residents or nationals of jurisdictions outside the United Kingdom,

    by announcement or by paid advertisement in a newspaper published and circulated in the United Kingdom. The notice shall be deemed to have been validly given, despite any failure by a Britton Shareholder to receive or see such notice. Except in respect of paragraph 4(e) of this Part B, reference in this document to a notice or the provision of information in writing by or on behalf of the Offeror is to be construed accordingly.

    (l) The Offer is made at 3.00 p.m. on 3rd December, 1997 and is capable of acceptance from and after that time. Forms of Acceptance and copies of this document may be collected from Lloyds Bank Registrars, at the address specified in paragraph 4(b), and/or Barings, 60 London Wall, London EC2M 5TQ. The Offer is made by means of this document and by means of an advertisement dated 4th December, 1997 to be inserted in the London edition of The Financial Times.

    (m) The Offer, all acceptances of the Offer and all contracts made pursuant thereto and action taken or made (or deemed to have been taken or made) under any of the foregoing are governed by and shall be construed in accordance with English law. Execution by or on behalf of a Britton Shareholder of a Form of Acceptance constitutes his irrevocable submission to the jurisdiction of the courts of England in relation to all matters arising in connection with the Offer and his agreement that nothing shall limit the right of the Offeror or Barings to bring any action, suit or proceeding arising out of or in connection with the Offer in any other manner permitted by law or any court of competent jurisdiction.

    (n) Shares which are the subject of the Offer will be acquired by the Offeror fully paid and free from all liens, charges, encumbrances, equitable interests, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching thereto, including the right to receive in full all dividends and other distributions declared, paid or made on or after 25th November, 1997 excluding the interim dividend on the Ordinary Shares in respect of the six months ended 30th June, 1997, which was paid on 25th November, 1997.

    (o) If the Offeror is required by the Panel to make an offer for Shares under the provisions of Rule 9 of the Code, the Offeror may make such alterations to the conditions of the Offer as are necessary to comply with the provisions of that Rule.

    (p) All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).


7.  Overseas shareholders

    (a) The making of the Offer in, or to certain persons resident in, or nationals or citizens of, jurisdictions outside the United Kingdom (''overseas shareholders'') or to nominees of or trustees for overseas shareholders may be affected by the laws of the relevant jurisdiction. Overseas shareholders should inform themselves of and observe any applicable legal requirements. It is the responsibility of overseas shareholders wishing to accept the Offer to satisfy themselves as to the full observance of the laws of the relevant jurisdiction or territory in connection with the Offer. This includes the obtaining of any governmental, exchange control or other consents which may be required, compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction. Overseas shareholders are responsible for any such issue, transfer or other taxes or payments by whosoever payable and the Offeror and Barings, and respective affiliates, shall be fully indemnified and held harmless by overseas shareholders for any such issue, transfer or other taxes or payments which the Offeror or Barings may be required to pay. If you are an overseas shareholder and you are in doubt about your position, you should consult your professional adviser in the relevant jurisdiction.

    (b) The Offer is not being made, directly or indirectly, in or into the United States, Canada, Australia or Japan or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facility of a national state or other securities exchange of, the United States, Canada, Australia or Japan. This includes, but is not limited to, facsimile transmission, telex and telephone.

        Accordingly, copies of this document, the Form of Acceptance and any related offer documents are not being, and must not be, mailed or otherwise distributed or sent in, into or from the United States, Canada, Australia or Japan, including to Britton Shareholders or participants in the Britton Share Option Schemes with registered address in the United States, Canada, Australia or Japan or to persons whom the Offeror knows, or has reason to believe, to be custodians, trustees or nominees holding Shares for persons with addresses in the United States, Canada, Australia or Japan. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, mail or send them in, into or from the United States, Canada, Australia or Japan or use the United States, Canadian, Australian or Japanese mails or any such means, instrumentality or facility for any purpose, directly or indirectly, in connection with the Offer, and doing so will invalidate any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the United States, Canadian, Australian or Japanese mails or any such means, instrumentality or facility for any purpose directly or indirectly relating to acceptance of the Offer. Envelopes containing Forms of Acceptance in respect of the Offer should not be postmarked in the United States, Canada, Australia or Japan or otherwise despatched from those jurisdictions and all acceptors must provide addresses outside the United States, Canada, Australia or Japan for the receipt of the consideration to which they are entitled under the Offer or for the return of Forms of Acceptance, share certificates or other documents of title.

    (c) Subject as provided below, a Britton Shareholder will be deemed not to have accepted the Offer if:

        (i)     he puts ''NO'' in Box 7 of the Form of Acceptance
            and   thereby  cannot  give  the  representation  and
            warranties set out in paragraph (b) of Part C of this Appendix I;

        (ii) he completes Box 1 of the Form of Acceptance with an address of a person in the United States, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent;

        (iii) he inserts in Box 6 of the Form of Acceptance an address of the United States, Canada, Australia or Japan as the address of the person to whom he wishes the consideration to which he is entitled under the Offer to be redirected; or

        (iv) the Form of Acceptance received from him is in an envelope postmarked in, or which otherwise appears to the Offeror or its agents to have been sent from, the United States, Canada, Australia or Japan.

        The Offeror reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph
        (b) of Part C of this Appendix I have been truthfully given by the relevant Britton Shareholder and, if such investigation is made and, as a result, the Offeror cannot satisfy itself that such representation and warranties are true and correct, such acceptance shall not be valid.

    (d) If any person (including, without limitation, any custodians, nominees and/or trustees), despite the restrictions referred to in paragraph 7(b) of this Part B and whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Form of Acceptance or any related offer document in, into or from the United States, Canada, Australia or Japan or uses the mails or means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, Canada, Australia or Japan in connection with such forwarding, such person should:

        (i)       inform the recipient of such fact;

        (ii)      explain to the recipient that such actio may
            invalidate   any   purported   acceptance   by    the
            recipient; and

        (iii) draw the attention of the recipient to this paragraph 7.

        Notwithstanding the above, the Offeror may in its sole and absolute discretion provide cash consideration to a North American Person or a person in or resident of Australia or Japan if requested to do so by or on behalf of that person and if the Offeror is satisfied, in that particular case, that to do so would not constitute a breach of any securities or other relevant legislation of the United States, Canada, Australia or Japan, as appropriate.

    (e) If any written notice from a Britton Shareholder withdrawing his acceptance in accordance with paragraph 4 of this Part B is received in an envelope postmarked in, or which otherwise appears to the Offeror or its agents to have been sent from, the United States, Canada, Australia or Japan, the Offeror reserves the right, in its absolute discretion, to treat such notice as invalid.

    (f) The provisions of this paragraph 7 and any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific Britton Shareholders or on a general basis by the Offeror in its sole discretion but only if the Offeror is satisfied that such waiver, variance or modification will not constitute a breach of any applicable securities or other laws. Subject to this discretion, the provisions of this paragraph 7 supersede and will apply in lieu of any terms of the Offer contained in this document inconsistent with them. A reference in this paragraph 7 to a Britton Shareholder includes the person or persons executing a Form of Acceptance and, in the event of more than one person executing the Form of Acceptance, the provisions of this paragraph 7 apply to them jointly and severally.

    (g) As used herein and in the Form of Acceptance, the ''United States'' means the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction; ''Australia''
        means the Commonwealth of Australia, its states, territories and possessions; and ''Canada'' means Canada, its provinces and territories.

    (h) ''US person'' means:

        (i)     any natural person resident in the United States;

        (ii) any partnership or corporation organisd or incorporated under the laws of the United States or any state thereof;

        (iii)      any   estate   of   which  any   executor   or
            administrator is a US person;

        (iv)       any trust of which any trustee is a US person;

        (v) any agency or branch of a non-United States entity located in the United States;

        (vi)     any non-discretionary account or similar account
            (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a US dealer;

        (vii)     any  discretionary account or  similar  account
            (other than an estate or trust) held by a dealer or other fiduciary organised, incorporated or (if an individual) resident in the United States; and

        (viii)    any partnership or corporation, if:

            (aa)organised or incorporated under the laws  of  any
                non-United States jurisdiction; or

            (bb)formed  by  a  US  person  principally  for   the
                purpose of investing in securities not registered under the US Act, unless it is organised or incorporated and owned by accredited investors (as defined in Rule 501(a) under the US Act) who are not natural persons, estates or trusts.

        ''North American Person'' means a person whose last address as shown on the register of members of Britton is in Canada and/or a US person.

    (i) Notwithstanding paragraph 7(h) of this Part B, any discretionary account or similar account (other than an estate or trust) held for the benefit of a non-US person by a dealer or other professional fiduciary organised, incorporated or (if an individual) resident in the United States shall not be deemed a US person.

    (j) Notwithstanding paragraph 7(h) of this Part B, any estate of which any professional fiduciary acting as executor, or administrator is a US person shall not be deemed a US person if:

        (i)     an executor or administrator of the estate who is
            not   a   person  has  whole  or  shared   investment
            discretion with respect to the assets of the  estate;
            and

        (ii)    the  estate is governed by non-United States law.

    (k) Notwithstanding paragraph 7(h) of this Part B, any trust of which any professional fiduciary acting as a trustee of a US person shall not be deemed a US person if a trustee who is not a US person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settler, if the trust is revocable) is a US person.

    (l) Notwithstanding paragraph 7(h) of this Part B, an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of any such country shall not be deemed a US person.

    (m) Notwithstanding paragraph 7(h) of this Part B, any agency or branch of a US person located outside the United States shall not be deemed a US person if:

        (i) the agency or branch operates for valid business reasons; and

        (ii) the agency or branch is engaged in the business of insuring or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located.

    (n) The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations and their agencies, affiliates and pension plans, and any other similar international organisations, their agencies, affiliates and pension plans shall not be deemed US persons.


PART C: FORM OF ACCEPTANCE

Without prejudice to the terms of the Form of Acceptance and the provisions of Parts A and B of this Appendix I, each Britton Shareholder who executes and lodges or who has had executed and/or had lodged on his behalf a Form of Acceptance with Lloyds Bank Registrars irrevocably (and so as to bind himself, his representatives, his heirs, successor and assigns):

    (a)
        (i) accepts the Offer in respect of the number of Shares inserted or deemed to be inserted in Box 3 of the Form of Acceptance on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance. If a number is inserted in Box 3 which exceeds a Britton Shareholder's holding of Shares, or if no number is inserted in Box 3, the acceptance will be deemed to have been made in respect of such Britton Shareholder's entire holding.

        (ii)undertakes to execute any further documents, take any further action and give any further assurances which may be required to enable the Offeror to obtain the full benefit of this Part C and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with his acceptance of the Offer;

    (b) represents and warrants to the Offeror and Barings that, unless he has written ''NO'' in Box 7 of the Form of
        Acceptance:

        (i) he has not received or sent copies or originals of this document, the Form of Acceptance or any related offer document in, into or from the United States, Canada, Australia or Japan;

        (ii)he has not used in connection with the Offer or the execution or delivery of the Form of Acceptance, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or of any facility of a national securities exchange of, the United States, Canada, Australia or Japan;

        (iii) the Form of Acceptance has not been mailed or otherwise sent in, into or from the United States, Canada, Australia or Japan and he is accepting the Offer from outside the United States, Canada, Australia and Japan;

        (iv)if he is, or is acting on behalf of, a US person, he or such US person, as the case may be, is outside the United States within the meaning of Regulation S of the US Act; and

        (v) he is not delivering the Form of Acceptance from, or as agent of or on behalf of, any person in the United States, Canada, Australia or Japan (unless such person has given all instructions with respect to the Offer from outside the United States, Canada, Australia and Japan) or a North American Person or a resident of Australia or Japan;

    (c) appoints any director of, or person authorised by, the Offeror or Barings as his agent and/or attorney (subject to the Offer becoming unconditional in all respects and his not having validly withdrawn his acceptance) with an irrevocable instruction and authorisation to:

        (i) complete and execute any form of transfer and/or renunciation and/or other document in relation to the Shares referred to in paragraph (a)(i) of this Part C in favour of the Offeror or as it may direct;

        (ii)deliver any form of transfer and/or renunciation and/or other document with any certificate or other document of title for registration within six months of the Offer becoming unconditional in all respects; and

        (iii)     take  any  other  action as  the  agent  and/or
            attorney may think necessary or expedient in connection with his acceptance of the Offer and to vest in the Offeror (or as it may direct) the Shares referred to in paragraph (a)(i) of this Part C;

    (d) appoints Lloyds Bank Registrars as such Britton Shareholder's attorney and/or agent and irrevocably instructs the attorney and/or agent (i) subject to the Ordinary Offer becoming unconditional in all respects in accordance with its terms and to the accepting Britton Shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as the Offeror or its agents may direct) by means of CREST all or any of the Relevant Shares (but not exceeding the number of Ordinary Shares in respect of which the Ordinary Offer is accepted or deemed to be accepted) and (ii) if the Ordinary Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Ordinary Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the
        Ordinary Offer), to transfer all Relevant Shares to the original available balance of the accepting Britton Shareholder. ''Relevant Shares'' means Ordinary Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in paragraph 10(e) of the letter from Barings contained in this document and where the transfer(s) to escrow was or were made in respect of Ordinary Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

    (e) authorises and requests (subject to the Offer becoming unconditional in all respects and his not having validly withdrawn his acceptance):

        (i) Britton or its agents to procure the registration of the transfer of those of the Shares referred to in paragraph (a)(i) of this Part C which are (or, in the case of Convertible Shares, are to be) in certificated form and the delivery of the share certificate(s) and other document(s) of title in respect of such Shares to the Offeror or as it may direct;

        (ii)if the Shares concerned are (or, in the case of Convertible Shares, are to be) in certificated form, or if either of the provisos to sub-paragraph (iii) of this paragraph (e) applies, and subject to the provisions of paragraph 7 of Part B of this Appendix I, the Offeror or its agents to procure the despatch by post (or by such other method as may be approved by the Panel) of the consideration to which he is entitled under the Offer at his risk to the person or agent whose name and address is set out in Box 6 of the Form of Acceptance or, if no person or agent's name and address is set out, to the first-named holder at his registered address outside the United States, Canada, Australia or Japan; and

        (iii)      if  the  Ordinary  Shares  concerned  are   in
            uncertificated form, the Offeror or its agents to procure the creation of an assured payment obligation in favour of the Britton Shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which an accepting Britton Shareholder becomes entitled pursuant to his acceptance of the Ordinary Offer, provided that:

            (aa)the  Offeror may (if, for any reason,  it  wishes
                to do so) determine that all or any part of any such cash shall be paid by cheque despatched by post; and

            (bb)if  the Britton Shareholder concerned is a  CREST
                member whose registered address is in the United States, Canada, Australia or Japan, any cash to which such shareholder is entitled shall be paid by cheque, despatched by post and, in either of such cases, sub-paragraph (ii) of this paragraph
                (e) shall apply;

    (f) appoints each of the Offeror and Barings and their respective directors and agents as such shareholder's attorney and/or agent (the ''attorney'') within the terms of paragraph 5 of Part B and this Part C of this Appendix I and with authority to execute any further documents and give any further assurances which may be required in connection with the matters referred to in Parts B and C of this Appendix I and irrevocably undertakes to such attorney and/or agent to execute any such further documents and/or give any such further assurances as may be required;

    (g) subject  to  the  Offer  becoming  unconditional  in  all respects and his not having validly withdrawn his acceptance (or if the Offer will become unconditional in all respects or lapse upon the outcome of the resolution in question or if the Panel gives its consent and pending registration):

        (i) authorises the Offeror or its agent to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Britton) attaching to the Shares referred to in paragraph (a)(i) of this Part C;

        (ii)authorises Britton to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Britton (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Shares into certificated form) to the Offeror at its registered office;

        (iii) authorises any director of, or person authorised by, the Offeror or Barings to sign any document and do such things as may in the opinion of such agent and/or attorney seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by the Offeror to attend general and separate class meetings of Britton (and any adjournments thereof) and attending any such meeting and exercising the votes attaching to the Shares referred to in paragraph (a)(i) of this Part C on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

        (iv)agrees not to exercise any such rights without the consent of the Offeror and irrevocably undertakes not to appoint a proxy for or to attend such general or separate class meetings of Britton.

        This authority will cease to be valid if the acceptance is withdrawn in accordance with paragraph 4 of Part B of this Appendix I;

    (h)       undertakes  that  he will deliver  to  Lloyds  Bank
        Registrars, or procure the delivery to Lloyds Bank Registrars at the address set out in paragraph 4(b) of Part B of this Appendix I of, his share certificate(s) and/or other document(s) of title in respect of the Shares referred to in paragraph (a)(i) of this Part C held by him (or, in the case of the Convertible Shares, to be held by him) in certificated form, or an indemnity acceptable to the Offeror, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

    (i) undertakes that he will take (or procure to be taken) the action set out in paragraph 10(e) of the letter from Barings contained in this document to transfer all Ordinary Shares in respect of which the Ordinary Offer has been accepted or is deemed to have been accepted and not validly withdrawn held by him in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Ordinary Offer becoming unconditional in all respects;

    (j) undertakes that if, for any reason, any Ordinary Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 10(e) of the letter from Barings contained in this document are converted to certificated form, he will (without prejudice to paragraph (g)(ii) of this Part C) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Ordinary Shares so converted to Lloyds Bank Registrars at the address referred to in paragraph 4(b) of Part B of this Appendix I or to the Offeror at its registered office or as the Offeror or its agents may direct;

    (k) undertakes, subject to the Offer becoming unconditional in all respects, to do all such acts and things and execute any further documents and to give any further assurances that may be required in connection with the effective transfer of his Shares in respect of which the Offer shall have been accepted or deemed to have been accepted and authorises and requests any director of Barings to complete and execute on his behalf an instrument of transfer in favour of the Offeror (or as it may direct) of any Shares in respect of which the Offer has been accepted or is deemed to have been accepted and to do any other acts or things that may be necessary or expedient for the purpose of vesting such Shares referred to in paragraph (a)(i) of this Part C in the Offeror, its nominees or such other persons as it may direct and all such acts and things as may be necessary or expedient to enable Lloyds Bank Registrars to perform its obligations as escrow agent for the purposes of the Ordinary Offer;

    (l) agrees to ratify everything which may be done or effected by any director of, or person authorised by, the Offeror or Barings or their respective agents in the proper exercise of any of the powers and/or authorities under this Part C and to indemnify and hold harmless each such person against any losses arising therefrom;

    (m) agrees that, if any provision of Part B or this Part C of Appendix I shall be unenforceable or invalid or shall not operate so as to afford the Offeror or Barings, or any of their respective directors or persons authorised by them, the benefit of the authority expressed to be given therein, he shall, with all practicable speed, do everything that may be required or desirable to enable the Offeror and Barings and any of their respective directors or persons authorised by them, to secure the full benefits of Part B or this Part C of this Appendix I;

    (n) represents and warrants that the Shares referred to in paragraph (a)(i) of this Part C are sold free from all liens, charges, encumbrances, equitable interests, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching thereto, including the right to receive in full all dividends and other distributions declared, paid or made on or after 25th November, 1997 excluding the interim dividend on the Ordinary Shares in respect of the six months ended 30th June, 1997, which was paid on 25th November, 1997;

    (o) agrees  that this Appendix I to this document  is  deemed to  be  incorporated in, and form part of,  the  Form  of
        Acceptance   which   shall   be   read   and    construed
        accordingly;

    (p) agrees that on execution the Form of Acceptance takes effect as a deed;

    (q) agrees that the execution of the Form of Acceptance constitutes his submission to the jurisdiction of the courts of England in relation to all matters arising in connection with the Offer and the Form of Acceptance and that nothing shall limit the right of the Offeror or Barings to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction; and

    (r) agrees that, in consideration of the Offeror making any revised Offer available to him as is referred to in paragraph 5 of Part B of this Appendix I, the deemed acceptances, elections and authorities referred to in such paragraph shall, subject to the rights of withdrawal set out in paragraph 4 of Part B of this Appendix I, be irrevocable.

    A reference in this Part C to a Britton Shareholder includes a reference to the person or persons executing the Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this Part
    C   shall  apply  to  them  jointly  and  to  each  of   them
    separately.


                           APPENDIX II

             Financial information on the ACX Group

1.  Consolidated statement of operations

The following table, which has been extracted from the published audited financial statements of the ACX Group for the year ended 31st December, 1996, summarises the results of the ACX Group for the year ended 31st December, 1996 and the two preceding years. The unaudited statement of operations of the ACX Group for the nine months to 30th September, 1997, is summarised in paragraph 4 of this Appendix II.

                                                 Year ended 31st
                                                  December,
                                            1996      1995      1994
                                           $'000     $'000     $'000
                                        --------  --------  --------
Total sales                              712,380   660,853   578,705
Costs and expenses:
Cost of goods sold                       555,855   508,029   458,533
Marketing, general and administrative     77,947    75,071    67,311
Research and development                  15,300    16,312    14,410
Asset impairment and restructuring
  charges                                 34,642     2,735         -
                                        --------  --------  --------
Total operating expenses                 683,744   602,147   540,254
                                        --------  --------  --------
Operating income                          28,636    58,706    38,451

Other income (expense):
Interest expense                          (8,177)   (9,306)   (6,370)
Interest income                            1,254     1,395       603
Miscellaneous-net                            696       452        99
                                        --------  --------  --------
Total other expense                       (6,227)   (7,459)   (5,668)
                                        --------  --------  --------
Income from continuing operations
  before income tax                       22,409    51,247    32,783

Income tax expense                        11,000    20,000    13,100
                                        --------  --------  --------
Income from continuing operations         11,409    31,247    19,683
Discontinued operations:
Income(loss) from discounted operations
  of Golden Aluminium                     (5,033)   (7,376)      142
Loss on disposal of Golden Aluminium     (98,400)        -         -
                                        --------  --------  --------
Net income (loss)                        (92,024)   23,871    19,825
                                        ========  ========  ========
Net income (loss) per share of common
stock:
Continuing operations ($)*                  0.40      1.13      0.74
Discontinued operations ($)*               (3.61)    (0.27)     0.01
                                        --------  --------  --------

Net income (loss) per share ($)*           (3.21)     0.86      0.75
                                        ========  ========  ========
Weighted average shares outstanding
  ('000)*                                 28,651    27,655    26,587
                                        ========  ========  ========

*  This is adjusted for a two-for-one stock split on 15th August,
1995

No dividends were paid in the three year period to 31st December, 1996.



2.  Consolidated balance sheet

The  consolidated  balance sheet for the ACX  Group  as  at  31st
December, 1996, which has been extracted from its published audited consolidated financial statements for the year ended 31st
December, 1996, is set out below:

                                                     Year ended
                                            31st December, 1996
                                                          $'000
                                                     ----------
Assets
Current assets:
Cash and cash equivalents                                15,671
Accounts receivable, less allowance for
  doubtful accounts of $2,085 in 1996                    68,840
Accounts receivable from Coors Brewing                    3,046
Inventories                                             101,520
Deferred income taxes                                    18,218
Other assets                                             11,571
Net current assets of discontinued operations            53,052
                                                      ---------
Total current assets                                    271,918

Properties, net                                         244,615
Goodwill, net                                            46,799
Other assets                                             49,860
Non-current assets of discontinued operations            63,500
                                                      ---------
Total assets                                            676,692
                                                      =========

Liabilities and shareholders' equity
Current liabilities:
Accounts payable                                         33,021
Accounts payable to Coors Brewing                           753
Accrued salaries and vacation                            20,175
Taxes other than income                                   7,598
Accrued expenses and other liabilities                   55,745
                                                      ---------
Total current liabilities                               117,292

Long term debt                                          100,000
Accrued postretirement benefits                          27,890
Other long-term liabilities                              19,002
                                                      ---------
Total liabilities                                       264,184

Minority interest                                        14,605

Shareholders' equity:
Common stock, $0.01 par value,
  100,000,000 shares authorised, 27,934,000
  issued and outstanding                                    279
Paid-in capital                                         443,302
Retained (deficit)                                      (47,271)
Cumulative translation adjustment and other               1,593
                                                      ---------
Total shareholders' equity                              397,903
                                                      ---------
Total liabilities and shareholders' equity              676,692
                                                      =========



3.  Consolidated cash flow statement

The following table, which has been extracted from the published audited consolidated financial statements of the ACX Group for the year ended 31st December, 1996, shows the consolidated cash flows of the ACX Group in the year ended 31st December, 1996, and in the preceding two years.

                                         Year ended 31st December,
                                            1996     1995     1994
                                           $'000    $'000    $'000
                                         -------  --------  -------
Cashflows from operating activities
Net income (loss)                        (92,024)  23,871   19,825
Adjustments to reconcile net income
  (loss) to net cash provided by
   operating activities:
Loss on disposal of discontinued
  operations, net of ta                   98,400        -        -
Asset impairment and restructuring
  charges                                 34,642    2,735        -
Depreciation and amortisation             49,523   49,857   46,100
Change in deferred income taxes           (6,058)     731    2,063
Change in accrued postretirement
  benefits                                   882    1,309    1,851
(Gain) loss on sale of properties             98     (476)   3,097
Change in current assets and current
  liabilities net of effects from
  acquisitions:
Accounts receivable                       10,882    5,343  (20,206)
Inventories                               (2,893)     272   (9,108)
Other assets                              (3,855)   8,549   (1,531)
Accounts payable                         (13,561)   5,330   (6,696)
Accrued expenses and other liabilities   (31,656)     (21)   5,082
Change in deferred items                   1,939     (121)   1,905
Other                                       (161)    (195)   2,816
                                        --------  -------  -------
Net cash provided by operating
  activities                              46,158   97,184   45,198
Cash flows from investing activities
Additions to properties                  (57,526) (60,027) (43,097)
Acquisitions, net of cash acquired       (34,313)       -  (18,354)
Proceeds from sale of properties           8,764   13,253    4,882
Other                                     (1,250)    (199)    (106)
                                        --------  -------  -------
Net cash used in investing activities    (84,325) (46,973) (56,675)

Cash flows from financing activities
Proceeds from long-term debt                   -        -  100,000
Payments on short-term borrowings              -   (3,600) (86,746)
Payments on long-term debt                     -   (8,295)    (950)
Stock option exercises and other           1,152    4,593    2,191
                                        --------  -------  -------
Net cash provided (used) by financing
  activities                               1,152   (7,302)  14,495
                                        --------  -------  -------
Cash and cash equivalents
Net increase (decrease) in cash and
  cash equivalents                       (37,015)  42,909    3,018
Balance at beginning of year              52,686    9,777    6,759
                                        --------  -------  -------
Balance at end of year                    15,671   52,686    9,777
                                        ========  =======  =======




4.  Unaudited statement of operations

The following table, which has been extracted from ACX Group's unaudited statement of operations, summarises the results for the nine months ended 30th September, 1997 and 30th September, 1996.

                                            Nine months ended
                                             30th September,
                                              1997      1996
                                             $'000     $'000
                                            --------  --------
Net sales                                    546,693   536,279
Costs and expenses:
Cost of goods sold                           412,801   418,281
Marketing, general and
  administrative                              68,461    57,554
Research and development                      12,501    10,996
Asset impairment and restructuring charges    19,780         -
                                            --------  --------
Total operating expenses                     513,543   486,831
                                            --------  --------
Operating income                              33,150    49,448
Other income (expense)-net                        17        62
Interest expense-net                          (2,379)   (5,502)
                                            --------  --------
Income from continuing operations
  before income taxes                         30,788    44,008
Income tax expense                            12,600    17,500
                                            --------  --------
Income from continuing operations             18,188    26,508
                                            --------  --------
Discontinued operations:
Loss from discontinued operations
  of Golden Aluminium Company                      -    (5,033)
Loss on disposal of Golden
  Aluminium Company                                -   (70,000)
                                            --------  --------
Net income (loss)                             18,188   (48,525)
                                            ========  ========
Net income (loss) per share of
  common stock:
Continuing operations ($)                       0.63      0.93
Discontinued operations ($)                        -     (2.62)
                                            --------   -------
Net income (loss) per share ($)                 0.63     (1.69)
                                            ========   =======





5.  Summary of significant accounting policies

Financial statements are prepared in conformity with generally accepted accounting practice in the United States.


Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All material intercompany transactions have been eliminated.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, using management's best estimates and judgements where appropriate. Significant estimates have been made by management with respect to 1996 asset impairment and restructuring charges. Actual results could differ from these estimates making it reasonably possible that a change in these estimates could occur in the near term.


Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method for the majority of inventories. At Graphic Packaging cost is determined on the last-in, first-out (LIFO) method for certain inventories. For such inventories, FIFO cost, which approximates replacement cost, exceeded LIFO cost by $2.4 million and $3.2 million at 31st December, 1996 and 1995, respectively.


Properties

Land, buildings and equipment are stated at cost. Real estate properties are non-operating properties held for sale. For financial reporting purposes, depreciation is recorded principally on the straight-line method over the estimated useful lives of the assets as follows:

    Buildings                  10-40 years
    Machinery and equipment     3-10 years
    Building and leasehold
     improvements              The shorter of the useful
                               life, lease term or 20 years

Accelerated depreciation methods are generally used for income tax purposes. Expenditures for new facilities and improvements that substantially extend the capacity or useful life of an asset are capitalised. Ordinary repairs and maintenance are expensed as incurred.


Impairment of Long-Lived Assets and Identifiable Intangibles

In  1996,  the Company adopted Statement of Financial  Accounting
Standards No. 121 ''Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of''. The statement requires the recognition of an impairment loss for an asset held for use when the estimate of undiscounted future cash flows expected to be generated by the asset is less than its carrying amount. Measurement of the impairment loss is based on fair value of the asset. The Company periodically reviews long-lived assets, identifiable intangibles and goodwill for impairment whenever events or changes in business circumstances indicate the carrying amount of the assets may not be fully recoverable.


Start-Up Costs

Start-up costs that are unrelated to construction and associated with manufacturing facilities are expensed as incurred.


Goodwill and Other Intangibles

Goodwill and other intangibles are amortised on a straight-line basis over the estimated future periods to be benefited (not exceeding 40 years).


Hedging Transactions

The Company periodically enters into forward, future and option contracts for commodities to hedge its exposure to price fluctuations primarily for raw materials used in the production of high-fructose corn syrup. The gains and losses on qualified hedge contracts are deferred and recognised in cost of goods sold as part of the product cost.

Statement of Cash Flows

The Company defines cash equivalents as highly liquid investments with original maturities of 90 days or less. The carrying value of the Company's cash equivalents approximates their fair market value. Income taxes paid were $8.8 million, $13.9 million and $9.7 million in 1996, 1995 and 1994, respectively.

Interest capitalised, expensed and paid, in thousands, for the years ended 31st December, were as follows:

                         1996      1995     1994
                           $        $         $
                        ------    ------   ------
Total interest costs     8,921    10,381    6,826
Interest capitalised       744     1,075      456
Interest expensed        8,177     9,306    6,370
Interest paid            9,554     9,421    5,163

During 1994, the Company exchanged approximately $8.0 million of assets held by a wholly-owned subsidiary of Golden Technologies
Company, Inc. for an equity interest in a privately-held company.


Miscellaneous-net

Income  attributable  to  minority  interests  and  activity  for
certain     royalty     arrangements     are     included      in
''Miscellaneous-net'' in the Consolidated Statement of Income.


Environmental Expenditures

Environmental expenditures that relate to current operations are expensed or capitalised as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated.


Per Share of Common Stock

Per share information is based on the weighted average number of common shares outstanding during the year. Per share information for all periods presented is adjusted for a two-for-one stock split on 15th August, 1995.



                          APPENDIX III

           Financial information on the Britton Group

1.  Consolidated profit and loss account

The   following  table  summarises  the  turnover,  results   and
dividends  of  Britton,  which  have  been  extracted  from   the
published audited consolidated accounts of Britton for each of the three years ended 31st December, 1996.

                                    Year ended 31st December,
                                    1996        1995        1994
                              pounds'000  pounds'000  pounds'000
                              ----------  ----------  ----------
Turnover
Continuing operations            205,579     203,753     121,367
Acquisitions                      16,122           -           -
                                --------    --------    --------
Total turnover                   221,701     203,753     121,367
Cost of sales                   (175,623)   (164,224)    (89,872)
Restructuring costs               (1,188)          -           -
                                --------    --------    --------
Gross profit                      44,890      39,529      31,495
                                --------    --------    --------
Operating profit
Continuing operations             23,873      22,255      13,092
Acquisitions                         121           -           -
                                --------    --------    --------
Operating profit before
  exceptional items               23,994      22,255      13,092
Exceptional loss-amount
  written off investments              -           -      (1,285)
                                --------    --------    --------
Operating profit                  23,994      22,255      11,807
Net interest payable              (3,572)     (1,763)     (1,132)
Re-financing costs                     -      (1,167)          -
                                --------    --------    --------
Profit on ordinary
  activities before taxation      20,422      19,325      10,675
Taxation                          (5,559)     (5,132)     (3,262)
                                --------    --------    --------
Profit on ordinary
  activities after taxation       14,863      14,193       7,413
Dividends                         (4,731)     (4,303)     (2,655)
                                --------    --------    --------
Retained profit for the
  financial year                  10,132       9,890       4,758
                                ========    ========    ========
Earnings per ordinary share,
  before exceptional items        11.45p      11.02p       8.74p
Earnings per ordinary share,
  after exceptional items         10.60p      10.18p       7.45p
Dividends per share, net           3.30p       3.00p       2.50p

Statement of total
  recognised gains and losses
Profit on ordinary
  activities after taxation       14,863      14,193       7,413
Foreign exchange translation
  differences on net
  investment in overseas
  subsidiaries                    (3,548)        300        (308)
                                --------    --------    --------
Total recognised gains and
  losses for the year             11,315      14,493       7,105
                                ========    ========    ========




2.  Consolidated balance sheets

The consolidated balance sheet of Britton as at 31st December, 1996, which has been extracted from its published audited consolidated accounts for the year ended 31st December, 1996, is set out below:

                                          Year ended
                                      31st December,
                                                1996
                                          pounds'000
                                          ----------
Fixed assets
Tangible fixed assets                        102,669

Current assets
Stocks                                        27,701
Debtors                                       30,737
Cash at bank and in hand                      18,074
                                            --------
                                              76,512
                                            --------
Creditors: amounts falling due
  within one year
Creditors                                    (42,755)
Bank loans and overdrafts                     (5,982)
Finance lease obligations                       (830)
Dividends                                     (2,789)
                                            --------
                                             (52,356)
                                            --------
Net current assets                            24,156
                                            --------

Total assets less current liabilities        126,825

Creditors: amounts falling due after
  more than one year
Loans                                        (55,434)
Finance lease obligations                       (358)
                                             -------
                                             (55,792)
Provisions for liabilities and charges        (3,636)

Net assets                                    67,397
                                             =======

Share capital and reserves
Called up share capital                       14,219
Other reserves                                28,509
Profit and loss account                       24,669
                                             -------
Shareholders' funds                           67,397
                                             =======
Shareholders' funds attributable to
Equity shareholders' funds                    64,167
Non-equity shareholders' funds                 3,230
                                             -------
                                              67,397
                                             =======


3.  Consolidated cash flow statement

The consolidated cash flow statement of Britton for the years ended 31st December, 1996 and 31st December, 1995, which have been extracted from Britton's published audited consolidated accounts for the year ended 31st December, 1996, are set out below:

                                          Year ended 31st December
                                                 1996        1995
                                           pounds'000  pounds'000
                                           ----------  ----------
Cash inflow from operating activities          32,691      21,361

Returns on investments and servicing of
  finance
Interest received                               1,402       2,420
Interest paid                                  (4,820)     (3,967)
Preference dividend paid                         (146)       (146)
Interest element of finance lease payments       (154)       (216)
                                              -------     -------
Net cash outflow from returns on
  investments and servicing of finance         (3,718)     (1,909)
                                              -------     -------

Taxation                                       (2,606)     (4,562)
                                              -------     -------

Capital expenditure and financial interest
Purchase of tangible fixed assets             (27,724)    (22,862)
Sale of tangible fixed assets                     191         837
                                              -------     -------
Net cash outflow from capital expenditure
  and financial investment                    (27,533)    (22,025)
                                              -------     -------

Acquisitions and disposals
Purchase of subsidiary undertakings           (10,705)          -
Net cash acquired with subsidiaries             1,385           -
Sale of subsidiary undertaking                      -       1,250
                                              -------     -------
Net cash (deficit)/surplus from
  acquisitions and disposals                   (9,320)      1,250
                                              -------     -------

Equity dividends paid                          (4,328)     (3,729)
                                              -------     -------

Financing
Management of liquid resources: cash
  withdrawn from/(placed on) term deposit      12,334     (15,000)
Issue of ordinary share capital                   237         218
Capital element of finance lease payments        (622)       (765)
(Decrease)/Increase in loans                   (1,508)     21,241
Costs of debt restructuring                         -      (1,555)
                                              -------     -------
                                               10,441       4,139
                                              -------     -------

Decrease in cash in the year                   (4,373)     (5,475)
                                              =======     =======




4.  Interim results

The following table summarises the turnover, results and dividends of Britton for the six months ended 30th June, 1997 and for the six months ended 30th June, 1996, which have been extracted from the published unaudited consolidated interim report of Britton:

                                     Unaudited half
                                   year to 30th June,
                                    1997            1996
                              pounds'000      pounds'000
                              ----------      ----------
Turnover                         109,487         110,045
Cost of sales                    (89,090)        (88,573)
                                --------        --------
Gross profit                      20,397          21,472
                                --------        --------

Operating profit                   9,822          12,793
Net interest payable              (1,878)         (1,729)
                                --------        --------
Profit before taxation             7,944          11,064
Taxation                          (1,986)         (2,998)
                                --------        --------
Profit after taxation              5,958           8,066
Dividends                         (2,087)         (1,906)
                                --------        --------
Retained profit for the period     3,871           6,160
                                ========        ========

Earnings per share                 4.24p           5.76p
Dividend per share, net            1.45p           1.32p




5.  Summary of significant accounting policies

The financial statements have been prepared in accordance with applicable accounting standards in the United Kingdom.


Accounting convention

The accounts have been prepared under the historical cost convention as modified by the revaluation of certain fixed assets and the translation of foreign currencies.


Basis of consolidation and accounting for acquisition

The consolidated accounts incorporate audited accounts for Britton and its subsidiaries. The results of companies and businesses acquired during the year are dealt with in the consolidated accounts from the date of acquisition. Adjustments are also made to bring the accounting policies of businesses acquired into alignment with those of the Group. The amounts attributed to goodwill are written off against reserves.


Turnover

Turnover represents amounts invoiced in respect of goods and services sold, net of VAT and intra-group transactions.


Stocks and work in progress

Stocks and work in progress are valued at the lower of cost and the estimated amount realisable from disposal in the normal course of business. The valuation of finished goods is at the lower of cost and net realisable value. Cost is defined as all direct expenses plus attributable overheads.


Depreciation

Fixed assets are depreciated on the following bases: Freehold land is not depreciated. Freehold buildings and long leasehold land and buildings are depreciated over 50-100 years. Short leasehold land and buildings are depreciated over the period of the lease. Depreciation on other fixed assets is calculated to write off their cost on a straight line basis over their expected useful lives, namely:

Plant and machinery        -10 to 15 years

Other equipment            - 3 to 5 years


Investments

Investments held as fixed assets are stated at cost less provision for permanent diminution of value. Those held as current assets are stated as the lower of cost and net realisable value.


Deferred taxation

Deferred taxation is provided at the anticipated tax rates on timing differences arising from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements, to the extent that it is probable that a liability or asset will crystallise in the foreseeable future. No provision is made for tax which would arise if the overseas subsidiary distributed the full balance of its retained earnings, since no such repatriation is expected in the foreseeable future.


Foreign exchange

The financial statements of the foreign subsidiary are translated into sterling using the net investment method. The profit and loss account is translated using the average rates ruling during the year. The balance sheet is translated at the rate of exchange at the year end and the difference arising from the translation of the operating net investment in the subsidiary at the closing rate is taken to reserves. The foreign currency assets and liabilities of UK companies are translated into sterling at the rates of exchange ruling at the year end. Translation differences relating to the investment in subsidiaries are taken to reserves. Translation differences on other assets and liabilities arising from trading transactions are taken to the profit and loss account as incurred.


Leased assets

Fixed assets held under finance leases are capitalised and depreciated over their expected useful lives. Finance charges are amortised over each lease to give a constant rate of charge on the remaining balance of the obligation. The costs of operating leases are charged to the profit and loss account as they accrue.


Pension costs

The expected costs of defined benefit schemes is charged to the profit and loss account so as to spread the cost of pensions over the service lives of employees in the schemes. The costs of defined contribution schemes are charged directly to the profit and loss account as incurred.


                           APPENDIX IV

                     Additional information

1.  Responsibility for information

    (a) The directors of ACX, whose names are set out in paragraph 2(a) below and the directors of the Offeror, whose names are set out in paragraph 2(b) below, accept responsibility for the information contained in this document (other than that relating to the Britton Group, the directors of Britton, their immediate families, related trusts and persons connected with them). To the best of the knowledge and belief of such directors of ACX and the Offeror (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

    (b) The directors of Britton, whose names are set out in paragraph 2(c) below, accept responsibility for the information contained in this document relating to the Britton Group and the directors of Britton, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Britton (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit
        anything   likely   to   affect  the   import   of   such
        information.


2.  Directors

    (a) The Directors of ACX, whose registered office is at 16000 Table Mountain Parkway, Golden, Colorado 80403,
        USA, are:

        William K. Coors      Chairman of the Board
        John D. Beckett       Director
        Jeffrey H. Coors      Director
        John K. Coors         Director
        Joseph Coors, Jr.     Director
        Richard P. Godwin     Director
        John H. Mullin, III   Director
        James Peterson        Director
        John Hoyt Stookey     Director

    (b) The Directors of the Offeror, whose registered office is at One Silk Street, London, EC2Y 8HQ, are:

        Jed J. Burnham        Director
        Gail A. Constancio    Director
        Beth A. Parish        Director
        Jill B. W. Sisson     Director

    (c)The Directors of Britton, whose registered office is at 1 Castle Lane, London, SW1E 6DN, are:

        E. W. Dawnay          Chairman
        R. G. W. Williams     Chief Executive
        S. D. Beart           Finance Director
        J. R. Hutton          Director
        C. A. Smith           Director
        D. H. O'Shaughnessy   Non-executive director


3.  Shareholdings and dealings

    (a)  Definitions and references

    For the purpose of this Appendix IV:

        (i)  an ''associate'' includes:

            (aa)subsidiaries and associated companies of  Britton
                and companies of which any such subsidiaries or associated companies are associated companies;

            (bb)banks,  financial and other professional advisers
                (including stockbrokers) to Britton or a company covered in (aa) above, including persons controlling, controlled by or under the same control as such bank, financial or other professional advisers;

            (cc)the   directors  of  Britton  together  with  the
                directors  of any company covered in  (aa)  above
                (together   in   each  case  with   their   close
                relatives and related trusts); and

            (dd)the   pension  funds  of  Britton  or  a  company
                covered in (aa) above;

        (ii)a ''bank'' does not apply to a bank whose sole relationship with Britton or a company covered in
            (i)(aa) above is the provision of normal commercial banking services or such activities in connection with the Offer as confirming that cash is available, handling acceptances and other registration work;

        (iii) ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and ''control'' means a holding, or aggregate holdings, or shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings give(s) de facto control;

        (iv)an ''arrangement'' includes an indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing;

        (v) ''ACX Shares'' means shares in the common stock of ACX;

        (vi)''relevant securities'' means Shares or any securities convertible into, rights to subscribe for, or options (including traded options) in respect of Shares or derivatives referenced to Shares or covered warrants;

        (vii) ''derivative'' includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying securities; and

        (viii) ''disclosure period'' means the period commencing on 25th November, 1996 (being the date 12 months prior to the commencement of the Offer period) and ended 2nd December, 1997 (the latest practicable date prior to the publication of the document).

    (b)  ACX

        (i) As at 2nd December, 1997 (the latest practicable date prior to the publication of this document), save as disclosed in this paragraph 3(b) and in paragraph 3(c) below, neither ACX nor any director of ACX nor the Offeror nor any director of the
            Offeror nor any member of the immediate family of any such person nor persons connected with any such persons nor any person acting in concert with ACX or the Offeror owns, controls or is interested (beneficially or otherwise) in any relevant securities or has dealt for value therein during the disclosure period.

        (ii)Dealings for value in Shares by the Offeror during the disclosure period are as follows:

                                              Number of   Price per
                                              Ordinary    Ordinary
            Date of event        Transaction  Shares      Share
            -------------------  -----------  ---------   -----------
            25th November, 1997  Purchase     6,250,000   Pounds 1.40

    (c)  Britton

        (i) As at 2nd December, 1997 (the latest practicable date prior to the publication of this document), the beneficial interests of each of the directors of Britton, their immediate families and connected persons (within the meaning of Section 346 of the Companies Act 1985) in the existing issued share capital of Britton notified to Britton pursuant to sections 324 or 328 of the Companies Act 1985 and which are required to be entered in the register maintained under section 325 of the Companies Act 1985 and the existence of which is known to or could with reasonable diligence be ascertained by that director, are as follows:

                                                          Percentage
                                  Percentage              Of current
                                  Of current                  issued
                           Number     issued             Convertible
                               of   Ordinary   Number of  Preference
                         Ordinary      share Convertible       Share
        Name               Shares    capital      Shares     capital
        ---------------  -------- ---------- ----------- -----------
        E. W. Dawnay          100      0.00%           0       0.00%
        R. G. W.
          Williams*       130,000      0.09%       1,000       0.03%
        S. D. Beart*      133,500      0.10%           0       0.00%
        J. R. Hutton       71,891      0.05%         875       0.03%
        C. A. Smith        11,949      0.01%           0       0.00%
        D. H.
          O'Shaughnessy     7,000      0.01%           0       0.00%
                          -------     -----      -------      -----
                          354,440      0.26%       1,875       0.06%

            * R. G. W. Williams has a non-beneficial interest in
              200  Ordinary Shares and 200 Convertible  Shares.
              S.D. Beart has a non-beneficial interest in 800
              Ordinary Shares.

        (ii)Under the Britton Share Option Schemes, options over Ordinary Shares have been granted to the Britton directors, and remain outstanding as at 2nd December, 1997 (the latest practicable date prior to the publication of this document), as set out below:

                           Number of
                            Ordinary
                              Shares
                           Under the
                             Britton
                               Share  Option   Date from
                              Option   Price       which    Expiry
        Director             Schemes     (p) exercisable      date
        -----------------  ---------  ------ -----------  --------
        R. G. W. Williams    139,269    86.2    04.03.95  02.03.99
                             233,008   103.4    04.03.95  02.03.99
                             318,056   116.4    02.08.96  02.08.03
                             287,765   116.4    03.08.96  03.08.03
                             250,000   163.4    28.06.97  28.06.01
                              50,000     151    21.03.99  21.03.03

        S. D. Beart          139,269    86.2    04.03.95  02.03.99
                             233,008   103.4    04.03.95  02.03.99
                             318,056   116.4    02.08.96  02.08.03
                             287,765   116.4    03.08.96  03.08.03
                             250,000   163.4    28.06.97  28.06.01
                              50,000     151    21.03.99  21.03.03

        J. R. Hutton         350,000   163.4    28.06.97  28.06.01

        C. A. Smith          290,000     138    16.03.98  16.03.05
                              50,000     151    21.03.99  21.03.03

        (iii) The following Britton directors are interested in the following number of Ordinary Shares held by the Trustees of the Britton Long Term Incentive Plan. Upon the Offers becoming or being declared wholly unconditional, each of such directors will, subject to the rules of the Plan, become entitled to receive an unconditional transfer of the relevant number of Ordinary Shares.

                                       Number of
                                        Ordinary
            Director                      Shares
            -----------------          ---------
            R. G. W. Williams            251,000
            S. D. Beart                  251,000
            J. R. Hutton                 149,500
            C. A. Smith                  134,530

        (iv)As at 2nd December, 1997 (the latest practicable date prior to the publication of this document), save as disclosed in this paragraph 3(c), neither Britton nor any of the directors of Britton, nor any member of their immediate families nor related trusts nor persons connected with any such person, owns or is interested, directly or indirectly, in any relevant securities nor has any such person dealt for value therein during the disclosure period.

        (v) Irrevocable  undertakings to  accept  or  to  procure
            acceptance of the Offers have been received from  the
            following   persons  in  respect  of  the   following
            holdings of Shares:

                                     Number of    Number of
                                      Ordinary  Convertible
            Name                        Shares       Shares
            -------------------      ---------  -----------
            E. W. Dawnay                   100            0
            R. G. W. Williams          105,023        1,000
            S. D. Beart                123,670            0
            C. A. Smith                 11,949            0
            D. H. O'Shaughnessy          7,000            0
                                      --------       ------
                                       247,742        1,000

        (vi) There were no dealings for value in Shares (including th exercise of options under the Britton Share Option Sch the directors of Britton and their immediate families trusts in the disclosure period.

        (vii) Neither Britton nor any director of Britton, nor an member of their immediate families nor related trusts connected with them owns, controls or is interested (b or otherwise) in any ACX Shares or rights to subscribe options (including traded options) in respect of ACX S derivatives or covered warrants referenced to ACX Shar any such person dealt for value therein during the dis period.

        (viii) Save as disclosed in this paragraph 3(c), no associ of Britton(other than an exempt market-maker or exempt manager), nor any discretionary fund manager (other th exempt fund manager) connected with Britton owns or co relevant securities, nor has any such person dealt for therein since 25th November, 1997, the date on which t were announced, up to and including 2nd December, 1997 latest practicable date before the publication of this

        (ix) Cazenove Securities Limited, the principal trading and market making subsidiary of Cazenove & Co., has the fo disclosable dealing in relevant securities of Britton purposes of Rule 25.3 of Code:


               Date                              Sold   Price (p)
               -------------------           --------   ---------
               25th November, 1997            130,755       133.5

    (d)  General

          Save for the irrevocable undertakings referred to in paragraph 3(c)(v) above, neither ACX nor the Offeror nor any person acting in concert with ACX or the Offeror nor Britton nor any associate of Britton has any arrangement with any other person in relation to relevant securities.

4.   Market quotations

    The following table shows the closing middle market quotations for Shares as derived from the Daily Official List, for the first dealing day in each of the six months immediately prior to the date of this document, 24th November, 1997, (the business day prior to the commencement of the Offer period) and 2nd December, 1997 (the latest practicable date before the publication of this document).


                                     Ordinary   Convertible
                  Date              Shares (p)   Shares (p)
               -------------------  ----------   ----------
               2nd June, 1997          93.0        78.5
               1st July, 1997          58.5        64.0
               1st August, 1997        58.5        56.5
               1st September, 1997     63.5        60.5
               1st October, 1997       75.5        67.0
               3rd November, 1997     103.5        77.5
               24th November, 1997     97.5        77.5
               2nd December, 1997     138.5        99.0


5.  Financing arrangements

    It is estimated that full acceptance of the Offers would require the payment by the Offeror of a maximum amount of approximately pounds 198 million in cash. Barings is satisfied that the necessary financial resources are available to the Offeror to enable it to satisfy full acceptance of the Offers.

    In connection with the financing of the Offers, ACX has entered into a credit agreement (the ''Credit Agreement''), dated 24th November, 1997, between ACX as borrower, the financial institutions named therein as banks and Morgan
    Guaranty Trust Company of New York as agent. The Credit Agreement creates a one year unsecured revolving credit facility in an amount up to $417,000,000, the proceeds of which ACX is permitted to make available to the Offeror to use for acquiring Ordinary Shares and Convertible Shares pursuant to the Offers or otherwise. It is intended that payments of interest and repayments of principal may be partly made out of the proceeds of dividends paid by the Britton Group.

    As at the close of business on 2nd December, 1997, ACX had not made any drawings under the Credit Agreement.


6.  Material contracts

    (a)  ACX

        The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by ACX and/or its subsidiaries since 25th November, 1995, being two years prior to the announcement of the Offers, and are, or may be material:

        (i) an  agreement dated 1st March, 1996 between (1)  ACX,
            (2) Gravure Acquisition Corporation, (3) Gravure Packaging, Inc. and (4) certain shareholders of Gravure Packaging, Inc. under which ACX agreed to acquire  the  whole of the issued  share  capital  of
            Gravure  Packaging,  Inc.  for  a  consideration   of
            911,000 ordinary shares of ACX and $2.4 million in cash. In addition, ACX made a payment of $7.5 million on completion to reduce the short-term borrowings of Gravure Packaging, Inc.;

        (ii)an agreement dated 15th November, 1996 between (1) Golden Technologies Company, Inc.(a subsidiary of
            ACX), (2) The New World Power Corporation and (3) Photocomm, Inc. under which Golden Technologies Company, Inc. agreed to acquire an aggregate
            8,612,447 shares of the common stock of Photocomm, Inc. for an aggregate consideration of $16,792,500 payable in cash;

        (iii) an agreement dated 1st March, 1997 between (1) Golden Aluminum Company, (2) Crown Cork & Seal Company, Inc. and (3) ACX under which ACX agreed to sell the entire issued share capital of Golden Aluminum Company to Crown Cork & Seal Company, Inc. for a total consideration of $70 million, of which $10 million was paid on completion and $60 million is due within two years of completion. Crown Cork & Seal Company, Inc. has the right to return Golden Aluminum Company to ACX at any time during the two year period rather than pay the $60 million owed. The initial payment of $10 million is non-refundable. The working capital of Golden Aluminum Company was not part of the sale;

        (iv)an agreement dated 29th May, 1997 between (1) Coors Ceramicon Designs, Inc. (a subsidiary of ACX), (2) Tetrafluor, Inc. and (3) certain shareholders of Tetrafluor, Inc. under which Coors Ceramicon Designs, Inc. agreed to acquire the assets and assume certain liabilities of Tetrafluor, Inc. for a consideration of $16.5 million payable in cash. In a related agreement dated 29th May, 1997 between (1) Coors Ceramicon Designs, Inc., (2) Maple Leasing Company and (3) the shareholders referred to above, Coors Ceramicon Designs, Inc. agreed to acquire the assets of Maple Leasing Company which were, at that time, leased to Tetrafluor, Inc., for a consideration of $500,000; and

        (v) an agreement dated 5th March, 1996 between (1) HB Company, Inc. and (2) Coors Technical Ceramics Company under which Coors Technical Ceramics Company agreed to acquire the assets and liabilities of HB Company, Inc. for a consideration of $6.8 million.

    (b)  Britton

        The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by Britton and/or its subsidiaries since 25th November, 1995, being two years prior to the announcement of the Offers, and are, or may be material:

        (i) an agreement dated 11th March, 1996 between (1) Keith Vohmann, John Le Hellidu and Robert Worts, (2) Britton Group Plastics Limited and (3) Britton
            pursuant to which Britton Group Plastics Limited agreed to purchase the entire issued share capital of Packbourne Limited for an aggregate consideration of pounds 8 million of which pounds 5 million was satisfied by the allotment by Britton of Variable Rate Unsecured Loan Notes 2006 constituted by an instrument entered into by Britton on 11th March, 1996; and

        (ii)an agreement dated 7th June, 1996 between (1) Moore Business Forms Limited, (2) Britton Security Packaging Limited and (3) Moore Business Forms Holdings UK Limited pursuant to which Britton Security Packaging Limited agreed to purchase the entire issued share capital of Decoflex Limited for an aggregate consideration of pounds 3.3 million.


7. Service agreements and other arrangements with directors of Britton

The following directors of Britton have entered into service contracts with Britton which have more than twelve months to run and particulars of which are set out below:

    (a) R. G. W. Williams and S. D. Beart have service contracts with Britton which continue until terminated as follows:

        (i) by either the relevant director or Britton giving to the other not less than 18 months' written notice;
            or

        (ii)automatically on the date on which the relevant director reaches the age of 65.

    (b) C. A. Smith has a service contract with Britton which continues until terminated as follows:

        (i) by either party giving to the other not less than 12 months' notice; or

        (ii)automatically on the date on which the director reaches the age of 65.

    (c) J.  R.  Hutton  has  a  service contract  with  Universal
        Packaging Corporation (''UPC'') which continues until terminated as follows:

        (i) by either party giving to the other not less than three years' written notice; or

        (ii)by the director giving to UPC 180 days' notice.

Under the terms of their service contracts, the executive directors of Britton are entitled to receive, inter alia, a basic salary and, except for J. R. Hutton, an annual bonus. The basic salaries are: for both R. G. W. Williams and S. D. Beart, pounds 184,500 per annum (which will increase to pounds 198,340 with effect from 1st January, 1998); for C. A. Smith, pounds 113,000 per annum and for J. R. Hutton US$440,000 per annum (which increases on each 1st August by an amount equal to the greater of 10 per cent. of the preceding year's basic salary and an amount calculated by reference to the US Department of Labor Consumer Price Index for the Northeast Region). R. G. W. Williams and S.
D. Beart are entitled to an annual bonus calculated by reference to the percentage increase in the earnings per share of Britton in the relevant financial year over that of the previous financial year but not exceeding an amount equal to 100 per cent. of their basic salary for the relevant financial year. C. A. Smith is entitled to an annual bonus equivalent to 50 per cent. of his basic salary provided that he achieves the targets determined by and agreed with the board of Britton. Such bonus may exceed 50 per cent. of basic salary by an amount calculated by reference to the percentage margin by which C. A. Smith exceeds such targets with the maximum payable being for the board of Britton to decide in its absolute discretion.

Under their service contracts each of the executive directors is entitled in certain circumstances to receive a severance payment where his employment is terminated following a change of control.
R. G. W. Williams and S. D. Beart have each entered into termination agreements with Britton dated 25th November, 1997 (the ''Termination Agreements''), whereby, conditionally upon the Offer becoming or being declared wholly unconditional, they will each receive a severance payment of pounds 388,000 calculated in accordance with the provisions relating to severance payments contained in their service contracts.

E. W. Dawnay has a letter of appointment with Britton which continues until 8th December, 1998 unless terminated by either party at any stage. Under the terms of this letter of appointment
E.  W.  Dawnay  is entitled to receive an annual  fee  of  pounds
30,000.

Save as disclosed above, there are no service contracts between any director or proposed director of Britton with Britton or any of its subsidiaries having more than twelve months to run and no such contract has been entered into or amended within the six months preceding the date of this document.

8.  Consultancy Agreements

R. G. W. Williams and S. D. Beart have each entered into consultancy agreements with ACX (UK) dated 25th November, 1997 (the ''Consultancy Agreements''), whereby, in the event of termination of their service contracts with Britton pursuant to the Termination Agreements (''Termination'') each of R. G. W. Williams and S. D. Beart will provide management services to ACX from the date of Termination until 31st May, 1998 for up to four working days per week. Under the Consultancy Agreements R. G. W. Williams and S. D. Beart would each be entitled to receive a consultancy fee of pounds 10,000 per month, be provided with a car which will be transferred to them at the end of the period for no consideration and will be provided with office space for five days a week.


9.  Other information

        (a) Save as disclosed in paragraphs 3, 7 and 8 of this Appendix IV, no agreement, arrangement or understanding (including any compensation arrangement) exists between ACX or the Offeror or any person acting in concert with them and any of the directors, recent directors, shareholders or recent shareholders of Britton having any connection with, or dependence on, or which is conditional on, the outcome of the Offers and there is no proposal existing in connection with the Offers whereby any payment or other benefit will be made or given to any director of Britton as compensation for loss of office or as consideration for or in connection with his retirement from office.

        (b) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Shares to be acquired by the Offeror pursuant to the Offers will be transferred to any other person, save that the Offeror reserves the right to transfer any such shares to any member of the ACX Group.

        (c) Save as disclosed in this document, the directors of ACX and the directors of the Offeror are not aware of any material change in the financial or trading position of the ACX Group since 31st December, 1996, the date to which the latest published audited financial statements of ACX were prepared.

        (d) The expenses of, and incidental to, the preparation and implementation of the Offers, will be paid by the ACX Group.

        (e) DLJ Phoenix has given and not withdrawn its consent to the issue of this document with the inclusion of its name in the form and context in which it is included.

        (f) Save as disclosed in this document, the directors of Britton are not aware of any material change in the financial or trading position of the Britton Group since 31st December, 1996, the date to which the last audited financial statements were prepared.

        (g) All share prices, unless otherwise stated, are derived from the Daily Official List for the relevant day.

        (h) Unless otherwise stated, financial information concerning ACX and Britton has been derived from the published annual reports and accounts for the relevant companies for the relevant periods.

        (i)   The  values of the Offers are based on  138,961,265
        Ordinary Shares and 3,229,449 Convertible Shares in issue.

        (j) Save as regards the irrevocable undertakings set out in paragraph 3(c)(iv) above, none of the Offeror, any person acting in concert with the Offeror, Britton and any associate of Britton has any indemnity or option arrangement or any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities or securities convertible into, rights to subscribe for, or options (including trading options) in respect of, or derivatives referenced to, relevant securities which may be an inducement to deal or refrain from dealing.

    (k) The  registered office of the Offeror is One Silk Street,
        London,   EC2Y   8HQ.  The  Offeror  is  a   wholly-owned
        subsidiary of ACX. The Offeror was incorporated in England and Wales on 6th August, 1997.


10. Documents available for inspection

    The following documents are available for inspection during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the offices of Linklaters & Paines, One Silk Street, London, EC2Y 8HQ while the Offers remain open for acceptance:

        (i) the   Articles  of  Incorporation,  as  amended,  and
            Bylaws of ACX and the Memorandum and Articles of Association of the Offeror;

        (ii)the   Memorandum  and  Articles  of  Association   of
            Britton;

        (iii) the published audited consolidated accounts of ACX for the two financial years ended 31st December, 1996 and 31st December, 1995;

        (iv)the  unaudited  interim  consolidated  statement   of
            operations  of  ACX  for the nine months  ended  30th
            September, 1997;

        (v) the   published  audited  consolidated  accounts   of
            Britton for the financial years ended 31st December, 1996 and 31st December, 1995;

        (vi)the interim report of Britton for the six months ended 30th June, 1997;

        (vii)      the   service   agreements   and   termination
            agreements referred to in paragraph 7 above  and  the
            consultancy  agreements referred to  in  paragraph  8
            above;

        (viii) the irrevocable undertakings to accept the Offers referred to in paragraph 3(c)(iv) above;

        (ix)the  material  contracts referred to in  paragraph  6
            above;

        (x) the letter of consent referred to in paragraph 9(e) above;

        (xi)the  Credit Agreement described in paragraph 5 above;
            and

        (xii)    this document and the Forms of Acceptance.


                           APPENDIX V

                           Definitions

The following definitions apply throughout this document, unless the context requires otherwise:

''ACX''
                     ACX Technologies, Inc.

''ACX Group''
                     ACX and its subsidiaries and subsidiary undertakings and, where the context permits each of them

''ACX (UK)''
                     ACX (UK) Limited

''Barings''
                     Baring Brothers International Limited

''Britton''
                     Britton Group plc

''Britton Group''

                     Britton and its subsidiary undertakings

''Britton Shareholders''
                     holders of Ordinary Shares and holders of Convertible Shares

''Britton Share Option Schemes''
                     the  Britton Group plc Employee Share Option
                     Scheme,  the  Firstland  Oil  and  Gas   plc
                     Employee  Share  Option  Scheme,  grants  of
                     rollover  options to replace  options  under
                     the   Taco  Holdings  Limited  Scheme,   the
                     Britton Group Incentive Share Option  Scheme
                     1994,  the  Britton Group  Sharesave  Scheme
                     and options granted to certain directors  of
                     Britton  on 3rd March, 1992 and 2nd  August,
                     1993  (and including, in the case of  Inland
                     Revenue   approved   schemes,   grants    of
                     unapproved options on similar terms)

''certificated'' or ''in certificated form''
                     a share or other security which is not in uncertificated form


''Code''
                     The City Code on Takeovers and Mergers

''Convertible Offer''
                     the recommended cash offer made by Barings on behalf of ACX (UK) to acquire all the Convertible Shares on the terms and subject to the conditions set out in this document and in the relevant Form of Acceptance and, where the context admits, any subsequent revision, variation, extension or renewal thereof

''Convertible Shares''
                     the   4.5p   (net)  cumulative   convertible
                     preference shares of 10p each in Britton

''CREST''
                     the  relevant  system  (as  defined  in  the
                     Regulations) in respect of which CRESTCo  is
                     the    Operator   (as   defined    in    the
                     Regulations)

''CREST member''
                     a  person  who has been admitted by  CRESTCo
                     as   a  system-member  (as  defined  in  the
                     Regulations)

''CREST participant''
                     a  person  who is, in relation to  CREST,  a
                     system   participant  (as  defined  in   the
                     Regulations)

''CREST sponsor''
                     a CREST participant admitted to CREST as a CREST sponsor

''CREST sponsored member''
                     a CREST member admitted to CREST as a sponsored member

''CRESTCo''
                     CRESTCo Limited

''Daily Official List''
                     the  Daily Official List of the London Stock
                     Exchange

''Directors'' or ''Board''
                     the  board of directors of ACX and/or of ACX
                     (UK) as the context requires

''DLJ Phoenix''
                     DLJ Phoenix Securities Limited

''Form of Acceptance''
                     the   form   of  acceptance  and   authority
                     relating to the relevant Offer accompanying this document


''London Stock Exchange''
                     The London Stock Exchange Limited

''member account ID''
                     the   identification  code   or   membership
                     number attached to any member account in CREST

''New York Stock Exchange''
                     New York Stock Exchange, Inc.

''Offeror''
                     ACX (UK) Limited

''Offer period''
                     the period defined in paragraph 6(b) of Part B of Appendix I

''Offers''
                     the   Ordinary  Offer  and  the  Convertible
                     Offer

''Official List''
                     the   Official  List  of  the  London  Stock
                     Exchange

''Ordinary Offer''
                     the recommended cash offer made by Barings on behalf of ACX (UK) to acquire all the Ordinary Shares on the terms and subject to the conditions set out in this document and in the relevant Form of Acceptance and, where the context admits, any subsequent revision, variation, extension or renewal thereof

''Ordinary Shares''
                     the  existing  unconditionally  allotted  or
                     issued  and  fully paid ordinary  shares  of
                     10p  each  in  Britton and any further  such
                     shares  which  are unconditionally  allotted
                     or  issued  before  the date  on  which  the
                     Ordinary   Offer  ceases  to  be  open   for
                     acceptance  (or  such earlier  date  as  ACX
                     (UK) may, subject to the Code, decide)

''Panel''
                     the Panel on Takeovers and Mergers

''participant ID''
                     the   identification  code   or   membership
                     number   used   in  CREST  to   identify   a
                     particular  CREST  member  or  other   CREST
                     participant

''Regulations''
                     the  Uncertificated  Securities  Regulations
                     1995 (SI 1995 No. 95/3272)

''Shares''
                     the  Ordinary  Shares  and  the  Convertible
                     Shares or any of them as the context may require

''TFE instruction''
                     a   Transfer  from  Escrow  instruction  (as
                     defined  by  the  CREST  Manual  issued   by
                     CRESTCo)

''TTE instruction''
                     a   Transfer   to  Escrow  instruction   (as
                     defined  by  the  CREST  Manual  issued   by
                     CRESTCo)

''UK''
                     the  United  Kingdom of  Great  Britain  and
                     Northern Ireland

''uncertificated'' or
 ''in uncertificated form''
                     recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which, by virtue of the Regulations, may be transferred by means of CREST

''United States'' or ''US''
                     the  United States of America (including the
                     District of Columbia), its territories and possessions, and all other areas subject to its jurisdiction

''US Act''
                     the United States Securities Act of 1933, as amended

''Wider ACX Group''
                     ACX Group and any company, joint venture, partnership or firm in which any member of the ACX Group may be interested, directly or indirectly, in 20 per cent. or more of the equity capital

''Wider Britton Group''
                     Britton   Group   and  any  company,   joint
                     venture,  partnership or firm in  which  any
                     member   of   the  Britton  Group   may   be
                     interested,  directly or indirectly,  in  20
                     per cent. or more of the equity capital

For   the   purposes   of  this  document,   ''subsidiary''   and
''subsidiary undertaking'' have the respective meanings given by the Companies Act 1985.

Throughout this document an exchange rate of pounds 1 = US$1.690 (being the exchange rate quoted in the Financial Times on 24th November, 1997, the last business day prior to the announcement of the Offers) has been used for illustrative purposes only.